    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             THE HUNTER GROUP, INC.
             (Exact name of registrant as specified in its charter)

                MARYLAND                                    7389                                   52-1283112
        (State of Incorporation)                (Primary Standard Industrial                    (I.R.S. Employer
                                                Classification Code Number)                   Identification No.)

                            ------------------------

                       100 EAST PRATT STREET, SUITE 1600
                           BALTIMORE, MARYLAND 21202
                                 (410) 576-1515
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                TERRY L. HUNTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             THE HUNTER GROUP, INC.
                       100 EAST PRATT STREET, SUITE 1600
                           BALTIMORE, MARYLAND 21202
                                 (410) 576-1515
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                         Copies of all communications,
 including all communications sent to the agent for service, should be sent to:

            EARL S. WELLSCHLAGER, ESQUIRE                            LOUIS J. BEVILACQUA, ESQUIRE
                PIPER & MARBURY L.L.P.                              CADWALADER, WICKERSHAM & TAFT
               36 SOUTH CHARLES STREET                                     100 MAIDEN LANE
              BALTIMORE, MARYLAND 21201                                NEW YORK, NEW YORK 10038
                    (410) 539-2530                                          (212) 504-6057

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION
          SECURITIES TO BE REGISTERED              REGISTERED(1)        UNIT(2)             PRICE(2)             FEE
                                                     4,715,000
Common Stock, without par value.................      shares             $12.00           $56,580,000          $17,145

(1) Includes 675,000 shares of Common Stock subject to an option to the Underwriters solely to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                4,100,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    OF THE 4,100,000 SHARES OF COMMON STOCK OFFERED HEREBY, 2,300,000 SHARES ARE BEING SOLD BY THE HUNTER GROUP, INC. ("HUNTER" OR THE "COMPANY") AND 1,800,000 SHARES ARE BEING SOLD BY THE SELLING STOCKHOLDER. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDER. SEE "PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER."

    PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. SEE "UNDERWRITING" FOR A DISCUSSION OF FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "HNTR."

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS  PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                              PROCEEDS TO
                          PRICE TO        UNDERWRITING      PROCEEDS TO         SELLING
                           PUBLIC         DISCOUNT (1)      COMPANY (2)       STOCKHOLDER
PER SHARE...........         $                 $                 $                 $
TOTAL (3)...........         $                 $                 $                 $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $          .
(3) THE COMPANY AND THE SELLING STOCKHOLDER HAVE GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 615,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS
    OPTION IN FULL, THE PRICE TO PUBLIC WILL TOTAL $          , THE UNDERWRITING
    DISCOUNT WILL TOTAL $          , THE PROCEEDS TO COMPANY WILL TOTAL
    $          AND THE PROCEEDS TO THE SELLING STOCKHOLDER WILL TOTAL
    $          . SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT
                     , 1997.
                              -------------------

NATIONSBANC MONTGOMERY SECURITIES, INC.

                         BANCAMERICA ROBERTSON STEPHENS

                                         J.P. MORGAN & CO.

                                           , 1997

                             THE HUNTER GROUP, INC.

                             [Graphics to be inserted]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) GIVES EFFECT TO A 26-FOR-1 SPLIT OF THE SHARES OF COMMON STOCK TO BE EFFECTED PRIOR TO CONSUMMATION OF THIS OFFERING. SEE "UNDERWRITING" AND "DESCRIPTION OF CAPITAL STOCK."

                                  THE COMPANY

    The Hunter Group, Inc. ("Hunter" or the "Company") provides management consulting, systems implementation and education services to organizations seeking to deploy enterprise software applications, including enterprise resource planning ("ERP") software applications. The Company's core expertise is in providing implementation services for the human resources, financial and distribution software applications developed by PeopleSoft Inc. ("PeopleSoft") and other third-party ERP software vendors. The Company has provided implementation services for PeopleSoft's human resources applications since 1989 and for its financial and distribution applications since 1993. The Company's expanded management consulting practice and its new education services practice, together with its core ERP implementation services practice, provide a comprehensive Concept-to-Completion-TM- solution. The Company recently formed relationships with J.D. Edwards & Company ("J.D. Edwards") and Lawson Software ("Lawson"), two rapidly growing ERP software application vendors, to provide the Concept-to-Completion-TM- suite of services for their software applications.

    Intense global competition is driving organizations to reengineer business processes, information systems and job functions to reduce costs, improve operating efficiencies and enhance their quality of products and services. Rapid advances in technology have enhanced the ability of organizations to further strengthen their competitiveness through the implementation of distributed computing platforms and software solutions. As an integral part of adopting client/server architectures, many companies are replacing their legacy and generally disparate software applications with fully integrated, packaged, enterprise software applications, including ERP applications. In general, organizations' internal information technology ("IT") departments lack the resources and business expertise to implement complex ERP applications. As a result, many organizations utilize third-party IT service providers to perform the IT services related to implementing and supporting ERP applications. According to industry sources, the global demand for ERP-related consulting services was estimated to be $11 billion in 1996 and is expected to grow to $18 billion by 1998.

    The goal of the Company's Concept-to-Completion-TM- approach is to provide services that improve the productivity of a client's technology investment by leveraging the client-specific knowledge gained throughout the process, which includes strategic planning, process improvement, change management, vendor selection, implementation, end-user training and post-implementation support. The Company staffs engagements with project teams consisting of consultants with strong technical competency and consultants with functional expertise and applies methodologies that have been refined through hundreds of client engagements. The Company's flexible and highly developed implementation methodologies are designed to provide high quality services resulting in measurable operational improvements to clients.

    The Company intends to continue to drive its revenue growth by expanding its product line expertise and vertical market focus, expanding its strategic relationships with software application vendors, leveraging its established base of more than 1,000 clients and expanding its global presence. The Company has expanded its relationships with additional ERP software vendors in an effort to serve a broader client base and to penetrate additional segments of the ERP market, including manufacturing. The Company provides its services to clients in a diverse array of industries. These clients include Commonwealth of Virginia, Duke Energy, El Paso Natural Gas Corporation, First Chicago NBD Corporation, Genuine Parts Company, Glaxo Wellcome, Inc., Host Marriott Corporation, Sonoco, Warner-Lambert Company and Western Digital Corporation, among others.

    The Company was incorporated in Maryland in 1983. Its principal executive offices are located at 100 East Pratt Street, Suite 1600, Baltimore, Maryland 21202, and its telephone number is (410) 576-1515.

                                  THE OFFERING

Common Stock offered by the Company..........  2,300,000 shares

Common Stock offered by the
  Selling Stockholder........................  1,800,000 shares

Common Stock to be outstanding after this
  offering...................................  10,100,000 shares(l)

Use of proceeds..............................  For (i) repayment of approximately $5.0 million of the Company's outstanding
                                               borrowings under its revolving credit
                                               facility and (ii) for working capital and
                                               other general corporate purposes, including
                                               expansion into new business lines and
                                               acquisitions of complementary businesses. See
                                               "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  HNTR

------------------------

(1) Excludes 1,535,066 shares issuable upon exercise of stock options outstanding on June 30, 1997, at a weighted average exercise price of $2.11 per share. See "Capitalization" and "Management-- Employee Benefit Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                       JUNE 30,
                                         -----------------------------------------------------  --------------------
                                           1992       1993       1994       1995       1996       1996       1997
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Fee revenue............................  $   4,216  $   5,654  $  10,712  $  19,554  $  39,215  $  14,646  $  26,927
Gross margin...........................      2,849      3,523      6,783     10,055     18,035      5,422     11,758
Operating income (loss)................       (123)     1,034      1,990       (475)     1,398     (2,671)    (1,119)
Net income (loss)......................       (158)       592      1,173       (399)       443     (1,743)      (807)
Net income (loss) per share (1)........  $   (0.02) $    0.07  $    0.14  $   (0.05) $    0.05  $   (0.22) $   (0.10)
Weighted average shares outstanding
  (1)..................................      7,800      8,126      8,255      7,800      8,849      7,800      7,800

                                                                                                JUNE 30, 1997
                                                                                            ----------------------
                                                                                                           AS
                                                                                             ACTUAL    ADJUSTED(2)
                                                                                            ---------  -----------
BALANCE SHEET DATA:
Cash......................................................................................  $     531
Working capital...........................................................................       (791)
Total assets..............................................................................     17,285
Total debt................................................................................      4,277
Stockholders' equity......................................................................  $     438

------------------------

(1) See Note 1 of the Consolidated Financial Statements.

(2) As adjusted to give effect to the sale of the 2,300,000 shares of Common Stock offered hereby by the Company at an assumed public offering price of
    $         per share and application of the net proceeds therefrom as described in "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus, including, without limitation, statements regarding the Company's intention to expand its application expertise and penetrate additional markets, develop its relationship with PeopleSoft, and enhance its middle market focus, and the Company's intentions with regard to capital expenditures and other statements herein regarding matters that are not historical facts, are forward-looking statements. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, without limitation, those discussed under "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                            ------------------------

    The Hunter Group, Inc. has applied to register "The Hunter Group, Inc." as a trademark of the Company. The Company uses the phrases, "Concept-to-Completion-TM-," "Delivering Solutions for Global Information Management-TM-," "Interactive Design/Prototyping-TM-" and the names of certain of the Company's methodologies to identify its services. All other trademarks or service marks appearing in this Prospectus are trademarks or registered service marks of the companies that utilize them.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

    The Company's operating results have fluctuated from period to period in the past and may fluctuate significantly in future periods. These variations result from a number of factors, such as: the number, significance, mix and timing of client projects; the number of business days in a particular period; the contractual terms and degree of completion of client projects; project delays; hiring of consultants; variations in utilization rates and average billing rates for consultants and project managers due to vacations, holidays, weather-related and other events outside the control of the Company, and the integration of newly hired consultants; frequency of training classes and demand for vendor training; integration of acquired entities; opening of new offices; and general economic conditions. In particular, the Company's quarterly operating results are affected by a seasonal downturn in consultant utilization during the first half of the year due to the typical budget cycles for IT departments. Because a significant percentage of the Company's expenses, particularly personnel costs and rent, are relatively fixed in advance of any particular quarter, shortfalls in revenue caused by these and other factors may cause significant variations in operating results in any particular quarter. In addition, the Company's expenses related to professional development and recruiting are typically higher during the first half of the year as the Company conducts most of its hiring and training during this period to accommodate projects commencing later in the year. It is difficult to forecast the timing of revenue because project cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients. Seasonal factors such as weather-related shutdowns in major markets, holidays and vacation days, total business days in a quarter or the business practices of clients, such as deferring commitments on new projects until after the end of a fiscal quarter or fiscal year, could have a material adverse effect on the Company's business, financial condition and results of operations. Given the possibility of such fluctuations, the Company believes that comparisons of its results of operations for preceding quarters are not necessarily meaningful and that such results for one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

DEPENDENCE ON PEOPLESOFT

    The Company is highly dependent on its relationship with PeopleSoft, a provider of ERP software products. During 1996, management estimates that approximately 72% of the Company's revenue was derived from projects in which it implemented IT solutions employing PeopleSoft products. During the same period, all of the Company's revenue from training services was generated by training in PeopleSoft products. As a result, the Company is largely dependent on PeopleSoft's marketing efforts and continued success. The Company participates in a number of PeopleSoft programs that enable the Company to obtain early information about new software products and courseware and to benefit from the increased credibility and enhanced reputation resulting from vendor accreditation. A failure to maintain the alliance with PeopleSoft may significantly interfere with the Company's ability to provide services to existing or potential clients. Neither PeopleSoft nor any other key provider of software products has any obligation to continue its relationship with the Company. Significant changes to the vendor-sponsored programs in which the Company participates or any deterioration in the relationship between the Company and PeopleSoft could result in the loss of vendor certifications, or a reduction in the number of client referrals or other vendor actions, any of which could adversely affect the Company's ability to compete successfully and, thus, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Alliances and Relationships."

NEED TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES

    The Company's continued success and future growth will depend upon its ability to attract, develop and retain a sufficient number of experienced and highly skilled professional employees. Personnel qualified to deliver most of the Company's services are in high demand and are likely to remain a limited resource in the future. Many of the companies with which the Company competes for qualified professionals have substantially greater financial and other resources than the Company and may offer more attractive compensation and benefits packages. There can be no assurance that the Company will be able to recruit, develop and retain a sufficient number of experienced and highly skilled professionals to staff its consulting projects and meet demand for instructor-led classes. An inability of the Company to recruit, train and maintain a sufficient number of professional personnel could have a material adverse effect on the Company's business prospects and results of operations, particularly its ability to complete existing projects or secure new projects. Many new employees are not immediately available to staff client projects because they require additional training. Failure by the Company to anticipate project staffing needs correctly, resulting in under or overstaffing, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Human Resources."

MANAGEMENT OF GROWTH

    The Company's rapid growth has placed significant demands on the Company's management, administrative, operating and financial resources. Over the past two years, the Company has increased its total employee headcount from 123 to 426 and opened or acquired additional consulting offices in North America, London, Singapore and Australia. The Company's revenue increased 84% to $26.9 million for the six months ended June 30, 1997 from $14.6 million for the six months ended June 30, 1996 and increased 100% to $39.2 million in 1996 from $19.6 million in 1995. The Company's ability to manage future growth will depend on its ability to continue to enhance its operating, financial and management information systems and to expand, develop, motivate and manage effectively a changing and expanding professional work force. When many consultants begin employment with the Company, their first several weeks are spent in an intensive internal "boot camp" training program, which is conducted at the Company's Atlanta facility. As a result, there may be a significant time lag between the date a consultant is hired and the date such consultant can begin generating revenue for the Company. In addition, the Company's future success will depend in large part on its ability to continue to set rates and fees accurately, maintain high rates of employee utilization and maintain project quality, particularly if the average size of the Company's projects continues to increase. If the Company is unable to manage growth effectively, the quality of the Company's services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected. Furthermore, there can be no assurance that the Company's business will continue to expand. The Company's growth could be adversely affected by client dissatisfaction with prior Company services, reductions in clients' spending allocations for services that the Company provides, increased competition, possible pricing or labor cost pressures, and general economic trends. The Company believes the net proceeds from this offering together with its current cash balances, cash provided by future operations and its revolving credit facility, will be sufficient to meet the Company's working capital and cash needs for at least the next 12 months. To the extent that such amounts are unavailable or insufficient to finance the Company's capital requirements, the Company will be required to raise additional funds through equity or debt financing. No assurance can be given that such financing will be available on terms acceptable to the Company, and, if available, such financing may result in further dilution to the Company's stockholders and higher interest expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--The Hunter Strategy."

DEPENDENCE ON KEY PERSONNEL

    The success of the Company is highly dependent upon the efforts and abilities of its founder, Terry L. Hunter, who is the President and Chief Executive Officer of the Company, and certain other key employees of the Company. While most of these individuals are parties to employment agreements with the Company containing noncompetition, nondisclosure and nonsolicitation covenants, there can be no assurance that these agreements will prevent the loss of the services of any of these individuals. The Company currently maintains and is the beneficiary of a key man life insurance policy in the amount of $1.0 million on the life of Mr. Hunter, but it does not maintain insurance on the lives of any other employees. The loss of the services of Mr. Hunter or any of these key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

PROJECT RISKS

    Client engagements are generally terminable with little or no notice or penalty, and a client's unanticipated decision to terminate or postpone a project may result in higher than expected numbers of unassigned Company professionals, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, many of the Company's engagements involve projects which are critical to the operations of its clients' businesses and which provide benefits that may be difficult to quantify. As a result, the Company is subject to potential claims by dissatisfied clients that the Company's services or actions did not achieve the results expected by those clients or adversely affected the clients' operations. Any such claim could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's failure to meet a client's expectations or the client's belief that Hunter may have contributed to operating downtime could damage its relationship with that client and could damage the Company's reputation, thereby adversely affecting its ability to attract new or repeat business. In addition, approximately 89% of the Company's July 1997 billings were on a time and materials basis. The remainder of the Company's contracts were on a fixed-price basis. The relative percentage between time and materials contracts and fixed-price contracts may vary in the future. The failure of the Company to complete a project to the client's satisfaction within the fixed price exposes the Company to potentially unrecoverable cost overruns, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also may establish a price before the design specifications are finalized, which could result in a fixed price that is too low and, therefore, adversely affects the Company's business, financial condition and results of operations. In addition, the Company in the past has been required to commit unanticipated additional resources to complete certain projects, which negatively affected the Company's profitability on such projects.

DEPENDENCE ON LARGE PROJECTS

    The Company has derived, and believes that it will continue to derive, a significant portion of its revenue from certain large client projects. The Company's five largest clients accounted for approximately 32% and 29% of its revenue for the six months ended June 30, 1997 and 1996, respectively, and one of these clients accounted for 11% of revenue for the six months ended June 30, 1997. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use the Company's services in a subsequent year. The loss of any large project could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, a decision by any large client not to proceed with a project to the stage anticipated by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

RAPID TECHNOLOGICAL CHANGE

    The Company's future success will depend on its ability to maintain its expertise in rapidly advancing technologies, as well as to respond quickly to evolving industry trends and client needs. There can be no assurance that the Company will be successful in adapting to these advances in technology or in addressing changing client needs on a timely basis or, if the Company does gain such expertise, that it will be able to market new services successfully. There can be no assurance that the Company will satisfactorily complete projects where unproven technologies or tools are critical to the projects' success. In addition, there can be no assurance that the services or technologies developed by others will not significantly reduce demand for the Company's services or render the Company's services obsolete. See "Business."

COMPETITION

    The Company's service areas are highly competitive and are subject to low barriers to entry and rapid change. The Company faces competition for client assignments from a number of companies having significantly greater financial, technical and marketing resources and greater name recognition than the Company. Principal competitors for the Company's services include the consulting practices of the six largest international accounting firms (the "Big Six"), and the professional services groups of many large technology and management consulting companies. The Company also competes with smaller service providers whose specific, more narrowly focused service offerings may be more attractive to potential clients than the Company's multidimensional approach. In addition, several software vendors, including PeopleSoft, have developed and may expand their own consulting, training and implementation capabilities. Furthermore, clients may elect to use their internal resources instead of utilizing the Company's services. There can be no assurance that the Company will compete successfully with potential clients' internal resources or with existing or new competitors.

    The Company believes that the principal competitive factors in its industry are quality of service, breadth of service offerings, reputation, ability to provide measurable results, lower overall cost of projects, and having a large, referenceable client base. The Company believes that its ability to compete also depends in part on a number of competitive factors beyond its control, including the ability of its competitors to hire, retain and motivate project managers and other senior technical staff; the ownership by competitors of software used by potential clients; the existence of long-term relationships between competitors and certain potential clients; the development by others of products and services that are competitive with the Company's services; the price at which others offer comparable services; and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures faced by the Company will not cause the Company's revenue or gross margins to decline or otherwise have a material adverse effect on its business, financial condition and results of operations. See "Business--Competition."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY

    The Company's success is highly dependent upon its specialized expertise, methodologies and customized templates, programs and tools. To protect its proprietary information, the Company relies only on a combination of nondisclosure and other contractual agreements, and trademark laws. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior methodologies or tools. Because the Company's engagements are on a work-for-hire basis, the Company generally assigns ownership of all materials the Company develops specifically for its clients to those clients upon project completion. In addition, the Company has applied to register its name as a trademark in the United States, and a preliminary objection has been raised to this registration by the Trademark Office. There can be no assurance that the Company will be successful in registering its name. There can be no assurance that third parties will not assert infringement claims against the

Company in the future that would result in costly litigation or license arrangements regardless of the merits of such claims. See
"Business--Intellectual Property and Other Proprietary Rights."

CONTROL BY PRINCIPAL STOCKHOLDER

    Terry L. Hunter will beneficially own approximately 59.4% of the shares of Common Stock outstanding upon completion of this offering. As a result, Mr. Hunter will be able to control the outcome of all matters requiring a stockholder vote, including the election of the entire Board of Directors and the approval of significant corporate matters such as change of control transactions, thereby controlling the affairs and management of the Company. See "Principal Stockholders and Selling Stockholder."

RISKS OF CONDUCTING INTERNATIONAL OPERATIONS

    The Company has utilized and will continue to utilize substantial resources to build its international service and support infrastructure. International operations and the provision of services in foreign markets are subject to a number of special risks, including trade barriers, exchange controls, national and regional labor strikes, difficulties in building and managing foreign operations, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. The Company may also face risks from foreign currency fluctuations. To date, the Company has not entered into any forward exchange contracts or other hedging activities in anticipation of foreign currency fluctuations, but may do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--The Hunter Strategy."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

    One of the key elements of the Company's growth strategy is to pursue acquisitions that could provide additional well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that the Company will be able to identify acceptable acquisition candidates or complete the acquisition of any identified candidates. A substantial portion of the Company's capital resources, including a portion of the net proceeds from this offering, could be used for these acquisitions. The Company may require additional debt or equity financings for future acquisitions, which may not be available on terms favorable to the Company, if at all. There also can be no assurance that the Company will be able to integrate an acquisition successfully into the Company's operations or that any acquired business will be able to be operated profitably by the Company. As a result of these factors, an acquisition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- The Hunter Strategy."

POTENTIAL DECREASE IN SERVICES AFTER THE YEAR 2000

    As the year 2000 approaches, many potential clients are evaluating their legacy systems and must decide whether to repair or replace existing applications that have year 2000 operability issues. While the Company believes that such evaluations are favorably affecting demand for its services, this demand driver is likely to dissipate as year 2000 issues are resolved. Given the lack of precedent for an issue of this magnitude, the Company's ability to accurately forecast the effect of the issue on quarter to quarter revenue achievement is limited. A core element of the Company's growth strategy is to use the business relationships and the knowledge of its clients' computer systems obtained in providing its services to generate additional IT projects for these clients. There can be no assurance, however, that the Company will be successful in generating additional business from these clients. See "Business--The Hunter Strategy."

DILUTION

    Investors participating in this offering will incur immediate and
substantial dilution of $         per share in the net tangible book value of
their shares from the initial public offering price. To the extent that currently outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

EFFECT OF ANTI-TAKEOVER PROVISIONS

    The Company's Amended and Restated Articles of Incorporation (the "Charter") and the Amended and Restated By-Laws (the "By-Laws") include provisions that may have the effect of discouraging a non-negotiated takeover of the Company and preventing certain changes of control. These provisions, among other things (i) classify the Company's Board of Directors into three classes serving staggered, three-year terms; (ii) permit the Company's Board of Directors, without further stockholder approval, to issue up to 5.0 million shares of preferred stock and to determine the price, rights, conversion ratios, preferences and privileges of that stock at the time of issuance; (iii) require a two-thirds vote of the Company's stockholders to approve any amendment, addition, or termination of the By-laws of the Company; and (iv) restrict the ability of stockholders to call special meetings of the stockholders, nominate individuals for election to the Board of Directors, or submit stockholder proposals. Furthermore, the Company is subject to the anti-takeover provisions of the Maryland General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The Company is also subject to the control share acquisition provisions of the Maryland General Corporation Law, which provide that shares acquired by a person with certain levels of voting power have no voting rights unless approved by a stockholder vote of two-thirds of the votes entitled to be cast, excluding shares owned by the acquiror and by the Company's officers and employee-directors, and in certain circumstances, such shares may be redeemed by the Company. The application of these statutes and certain other provisions of the Company's Charter and By-Laws could have the effect of discouraging, delaying or preventing a change of control of the Company not approved by the Board of Directors, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of shares of Common Stock in a public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 4,100,000 shares
offered hereby, approximately       shares of Common Stock, which are not
subject to 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as
amended (the "Securities Act"). Approximately       additional shares of Common
Stock beneficially owned, which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus (and assuming no exercise of outstanding options), approximately additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Following the consummation of this offering, the Company intends to register an
aggregate of       shares of Common Stock to be issuable under the Omnibus Stock
Plan and       shares of Common Stock issuable under the Employee Stock Purchase
Plan. See "Management-- Employee Benefit Plans." Holders of approximately
      shares of Common Stock (including       shares of Common Stock that may be
acquired pursuant to the exercise of vested options held by them and exercisable within 60 days) have agreed, pursuant to the Lock-Up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of such shares for 180 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made pursuant to Rule 144 under the Securities Act, or otherwise, may have on the then prevailing market price of the Common Stock. Sales pursuant to Rule 144 under the Securities Act or an exemption from registration may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly operating results and other events or factors, such as announcements of new services by the Company or its competitors and changes in financial estimates by securities analysts. Moreover, the stock market and the market prices of the shares of many technology companies in recent years have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of specific public companies. Broad market fluctuations, as well as economic conditions generally and in technology industries specifically, may adversely affect the market price of the Common Stock.

DISCRETION AS TO THE USE OF PROCEEDS

    The Company has not yet identified specific uses for a significant portion of the net proceeds from this offering. The Company's management will retain broad discretion to allocate net proceeds. Purchasers of the shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, and will have limited information concerning the specific working capital requirements and general corporate purposes to which the funds ultimately will be applied. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby are estimated to be approximately
$         million ($      million if the Underwriters' over-allotment option is
exercised in full), after deducting the underwriting discount and estimated offering expenses. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholder. See "Principal Stockholders and Selling Stockholder."

    The Company intends to use approximately $5.0 million of the net proceeds from this offering to repay the Company's outstanding borrowings under its revolving credit facility with a financial institution, which bear interest at the lower of the financial institution's prime rate of interest or 250 basis points above 30-day LIBOR (a rate of 8.19% on June 30, 1997) plus an additional 0.75% fee per month based on the monthly maximum loan amount. Amounts outstanding under the Company's revolving credit facility were used for working capital purposes.

    The Company plans to use the balance of the net proceeds from this offering for working capital and other general corporate purposes, including expansion into new business lines and the acquisition of complementary businesses. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to finance operations and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors and will be based upon the Company's results of operations, capital, financial condition and other factors deemed relevant by the Board of Directors. Under the terms of the Company's revolving credit facility, there are certain restrictions on the Company's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1997 the actual capitalization of the Company and as adjusted to reflect an increase in the number of shares of authorized Common Stock to 50,000,000 and Preferred Stock to 5,000,000, the issuance and sale of the 2,300,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                                                JUNE 30, 1997
                                                                                          --------------------------
                                                                                           ACTUAL    AS ADJUSTED(1)
                                                                                          ---------  ---------------

                                                                                            (IN THOUSANDS, EXCEPT
                                                                                                 SHARE DATA)
Revolving credit facility...............................................................  $   3,881     $
Current portion of notes payable and capital leases.....................................        187
Notes payable and capital leases, less current portion..................................        209
                                                                                          ---------        ------
                                                                                              4,277
                                                                                          ---------        ------
Stockholder's equity:
  Preferred stock, no par value; 5,000,000 shares authorized; none issued and                    --
    outstanding.........................................................................
  Common stock, no par value; 50,000,000 shares authorized; 7,800,000 shares issued and           1
    outstanding actual; 10,100,000 shares issued and outstanding as adjusted(1).........
  Additional paid-in capital............................................................        202
  Retained earnings.....................................................................        547
  Cumulative foreign currency translation adjustment....................................        (62)
  Stockholder's note receivable.........................................................       (250)
                                                                                          ---------        ------

    Total stockholder's equity..........................................................        438
                                                                                          ---------        ------

      Total capitalization..............................................................  $   4,715     $
                                                                                          ---------        ------
                                                                                          ---------        ------

------------------------

(1) Excludes 1,535,066 shares issuable upon exercise of stock options outstanding on June 30, 1997. All share amounts exclude 1,040,234 shares available for issuance under the Company's Employee Non-Qualified Stock
    Option Plan,       shares reserved for issuance in connection with grants
    under the Company's Omnibus Stock Plan and       shares reserved for
    issuance in connection with the Company's Employee Stock Purchase Plan. See "Management--Employee Benefit Plans" and Note 7 of the Consolidated Financial Statements.

                                    DILUTION

    As of June 30, 1997, the net tangible book value of the Company was $438,000 or $.06 per share of Common Stock. After giving effect to the sale by the Company of the 2,300,000 shares of Common Stock offered hereby, assuming an
initial public offering price of $         per share and after deducting the
underwriting discount and estimated offering expenses, the Company's pro forma
net tangible book value as of June 30, 1997 would have been $         , or
$         per share. This represents an immediate increase in pro forma net
tangible book value of $         per share to existing stockholders and an
immediate dilution of $         per share to new investors. The following table
illustrates the per share dilution:

Initial public offering price per share..................             $
    Net tangible book value per share as of
      June 30, 1997......................................  $    0.06
    Increase per share attributable to new investors.....
                                                           ---------
Pro forma net tangible book value after this offering....
                                                                      ---------
Dilution per share to new investors......................             $
                                                                      ---------
                                                                      ---------

    The following table summarizes, on a pro forma basis as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by the existing stockholders and by the new investors, assuming an initial public offering price
of $         per share but before deducting the underwriting discount and estimated offering expenses:

                                                                                      TOTAL CONSIDERATION
                                                              SHARES PURCHASED                                 AVERAGE
                                                          -------------------------  ----------------------     PRICE
                                                             NUMBER       PERCENT     AMOUNT      PERCENT     PER SHARE
                                                          ------------  -----------  ---------  -----------  ------------
Existing stockholders...................................     7,800,000        77.2%  $   1,000            %   $
New investors...........................................     2,300,000        22.8
                                                          ------------       -----   ---------       -----
  Total.................................................    10,100,000       100.0%  $               100.0%
                                                          ------------       -----   ---------       -----
                                                          ------------       -----   ---------       -----

    As of June 30, 1997, there were also outstanding options to purchase an additional 1,535,066 shares of Common Stock at a weighted average exercise price of $2.11 per share. To the extent these options are exercised, there will be further dilution to new investors in the net tangible book value of their shares. See "Capitalization," "Management--Employee Benefit Plans" and Note 7 of the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statements of operations data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1992 and 1993 and the consolidated balance sheet data as of December 31, 1992 and 1993 are derived from unaudited consolidated financial statements, and the consolidated balance sheet data as of December 31, 1994 are derived from audited consolidated financial statements, not included herein. The consolidated statements of operations data for the six months ended June 30, 1996 and 1997 and the consolidated balance sheet data as of June 30, 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Historical results are not necessarily indicative of results to be expected in the future. The following selected consolidated financial data of the Company set forth below should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                                      SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                       JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Fee revenue................................  $   4,216  $   5,654  $  10,712  $  19,554  $  39,215  $  14,646  $  26,927
Project costs and expenses.................      1,367      2,131      3,929      9,499     21,180      9,224     15,169
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross margin.............................      2,849      3,523      6,783     10,055     18,035      5,422     11,758
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Sales and marketing......................        490        471        726      2,163      2,917      1,214      1,868
  Professional development, recruiting and
    other expenses.........................        365        388      1,307      2,524      3,867      2,166      4,380
  General and administrative...............      2,117      1,630      2,760      5,843      9,853      4,713      6,629
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...............      2,972      2,489      4,793     10,530     16,637      8,093     12,877
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................       (123)     1,034      1,990       (475)     1,398     (2,671)    (1,119)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other income (expense):
  Interest and other income (expense)......        137        (97)        52         89         18         11         57
  Interest expense.........................       (170)      (199)       (41)       (15)      (170)       (41)      (197)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total other income (expense), net......        (33)      (296)        11         74       (152)       (30)      (140)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes......       (156)       738      2,001       (401)     1,246     (2,701)    (1,259)
Income tax provision (benefit).............          2        146        828         (2)       803       (958)      (452)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)........................  $    (158) $     592  $   1,173  $    (399) $     443  $  (1,743) $    (807)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Net income (loss) per share (1)..........  $   (0.02) $    0.07  $    0.14  $   (0.05) $    0.05  $   (0.22) $   (0.10)
  Weighted average shares outstanding......      7,800      8,126      8,255      7,800      8,849      7,800      7,800

                                                                   DECEMBER 31,
                                               -----------------------------------------------------
                                                 1992       1993       1994       1995       1996     JUNE 30, 1997
                                               ---------  ---------  ---------  ---------  ---------  -------------

                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:

Cash.........................................  $      22  $      25  $      45  $     125  $     331   $       531
Working capital..............................       (560)       119        985         57        534          (791)
Total assets.................................        659      1,094      3,670      6,600     12,077        17,285
Total debt...................................        161        335        606      1,306      2,036         4,277
Stockholder's equity.........................       (454)       138      1,061        663      1,391           438

------------------------

(1) See Note 1 of the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY. SEE "RISK FACTORS."

OVERVIEW

    Hunter provides management consulting, systems implementation and education services to organizations seeking to deploy enterprise software applications, including ERP software applications. The Company's core expertise is in providing implementation services for the human resources, financial and distribution software applications developed by PeopleSoft and other third-party ERP software vendors. The Company has provided implementation services for PeopleSoft's human resources applications since 1989 and for its financial and distribution applications since 1993. The goal of the Company's Concept-to-Completion-TM- approach is to provide services that improve the productivity of a client's technology investment by leveraging the client-specific knowledge gained throughout the process, including strategic planning, process improvement, change management, vendor selection, implementation, end-user training and post-implementation support. The Company recently formed relationships with J.D. Edwards and Lawson, two rapidly growing ERP software application vendors, to provide the Concept-to-Completion-TM- suite of services for their software applications. The Company has expanded its relationships with these additional ERP software vendors in an effort to serve a broader client base and to penetrate additional segments of the ERP market, such as manufacturing.

    The Company provides its services to clients in a diverse array of industries. These clients include Commonwealth of Virginia, Duke Energy, El Paso Natural Gas Corporation, First Chicago NBD Corporation, Genuine Parts Company, Glaxo Wellcome, Inc., Host Marriott Corporation, Sonoco, Warner-Lambert Company and Western Digital Corporation, among others. The Company derived 14% and 9% of its fee revenue from international clients for the six months ended June 30, 1997 and 1996, respectively. The Company's top five clients for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994 generated an aggregate of 32%, 29%, 37% and 54% of total fee revenue, respectively, and one client accounted for 11% of fee revenue for the six months ended June 30, 1997, and another client accounted for 12% and 27% of fee revenue for the years ended December 31, 1995 and 1994, respectively.

    The Company's fee revenue consists of fees for professional services, which excludes client reimbursable expenses. The majority of the Company's fee revenue is derived from contracts on a time and materials basis and is recognized as the services are performed. The remainder of the Company's contracts are on a fixed-price basis, and fee revenue from those contracts is recognized using the percentage of completion method based upon the number of labor hours incurred compared to the total estimated labor hours at estimated realizable rates. Under the percentage of completion method, the Company must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as a project progresses to reflect changes in projected completion costs or dates. The cumulative effect of any revision in estimates of the percentage of completion, or the effect of identifiable losses on cost over-runs, is reflected in the financial reporting period in which the change in the estimate or the loss becomes known. The Company bears the risk of cost over-runs and inflation with respect to its fixed-price projects. In order to mitigate these risks, the Company may subdivide its projects into smaller phases. In these cases, the Company and its clients agree on a fixed-price and fixed-time frame prior to the commencement of each phase of a project. These agreements may be revised, subject to approval by the Company and its clients, when a significant change in the scope or cost of a phase arises that neither the Company nor the client had anticipated. Since the Company bears the risk of cost over-runs and inflation associated with fixed-price, fixed-time frame projects, the Company's operating results may be adversely affected by inaccurate estimates of contract completion costs and dates. Client engagements are generally terminable with little or no notice or penalty, and a client's unanticipated decision to terminate or postpone a project may result in higher than expected unassigned Company professionals. The Company's projects are typically completed in as few as one to as many as 24 months.

    Since its inception, the Company has reported its financial results for income tax purposes using the cash method of accounting while maintaining its books for financial reporting purposes on the accrual method. Upon completion of this offering, the Company will change its method of accounting for income tax reporting purposes from the cash method to the accrual method. As a result, substantially all of the deferred tax liability accumulated on the balance sheet will become due and payable over a four-year period.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of fee revenue of certain line items included in the Company's consolidated statement of operations:

                                                                                PERCENTAGE OF FEE REVENUE
                                                                  -----------------------------------------------------
                                                                                                     SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                  -------------------------------  --------------------

                                                                    1994       1995       1996       1996       1997
                                                                  ---------  ---------  ---------  ---------  ---------
Fee revenue.....................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Project costs and expenses......................................       36.7       48.6       54.0       63.0       56.3
Gross margin....................................................       63.3       51.4       46.0       37.0       43.7
Sales and marketing expenses....................................        6.8       11.0        7.4        8.3        7.0
Professional development, recruiting and other expenses.........       12.2       12.9        9.9       14.8       16.3
General and administrative expenses.............................       25.7       29.9       25.1       32.1       24.6
Operating income (loss).........................................       18.6       (2.4)       3.6      (18.2)      (4.2)
Total other income (expense), net...............................        0.1        0.4       (0.4)      (0.2)      (0.5)
Income (loss) before taxes......................................       18.7       (2.0)       3.2      (18.4)      (4.7)
Income tax provision (benefit)..................................        7.7       (0.0)       2.0       (6.5)      (1.7)
Net income (loss)...............................................       11.0%      (2.0)%       1.2%     (11.9)%      (3.0)%

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    FEE REVENUE. Fee revenue increased by $12.3 million, or 84%, to $26.9 million for the six months ended June 30, 1997 from $14.6 million for the six months ended June 30, 1996. The Company experienced growth in fee revenue from each of its service offerings, especially enterprise software implementation services which increased by $11.9 million, or 98%, to $24.1 million for the six months ended June 30, 1997 from $12.2 million for the six months ended June 30, 1996. International fee revenue increased to $3.7 million for the six months ended June 30, 1997 from $909,000 for the six months ended June 30, 1996 primarily due to the enhanced performance of Hunter's U.K. subsidiary, which commenced operations in September 1995. The increase in fee revenue resulted from an increase in the number of engagements and average billing rates.

    PROJECT COSTS AND EXPENSES. Project costs and expenses consist of compensation and benefits to the Company's professional staff, as well as fees paid to subcontractors and leasing costs for capital equipment provided to the professional staff. Project costs and expenses increased by $6.0 million, or 65%, to $15.2 million for the six months ended June 30, 1997 from $9.2 million for the six months ended June 30, 1996. The increase in absolute dollars resulted from an increase in the number of consultants required to staff a greater number of engagements. Project costs and expenses as a percentage of fee revenue decreased to 56% for the six months ended June 30, 1997 from 63% for the six months ended June 30, 1996 primarily due to an increase in professional staff utilization.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist of salaries, benefits and sales commissions for sales and marketing personnel as well as general marketing costs. Sales and marketing expenses increased by $654,000, or 54%, to $1.9 million for the six months ended June 30, 1997 from $1.2 million for the six months ended June 30, 1996. The increase in absolute dollars resulted from an increase in general marketing costs, commissions paid to sales personnel and the number of sales personnel. Sales and marketing expenses as a percentage of fee revenue decreased to 7% for the six months ended June 30, 1997 from 8% for the six months ended June 30, 1996 primarily due to fee revenue growth outpacing sales and marketing expense increases on a percentage basis.

    PROFESSIONAL DEVELOPMENT, RECRUITING AND OTHER EXPENSES. Professional development, recruiting and other expenses consist of recruiting costs, costs to train new and existing personnel, and non-reimbursable travel expenses. Professional development, recruiting and other expenses increased by $2.2 million, or 100%, to $4.4 million for the six months ended June 30, 1997 from $2.2 million for the six months ended June 30, 1996. Professional development, recruiting and other expenses as a percentage of fee revenue increased to 16% for the six months ended June 30, 1997 from 15% for the six months ended June 30, 1996. The increase in professional development, recruiting and other expenses, both in absolute dollars and as a percentage of fee revenue, was due to increased professional staff hiring in addition to training costs associated with the delivery of the Company's internal training program that commenced in April 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of salaries for corporate, accounting, executive and administrative personnel and other corporate overhead, including costs related to telecommunications and facilities. General and administrative expenses increased by $1.9 million, or 40%, to $6.6 million for the six months ended June 30, 1997 from $4.7 million for the six months ended June 30, 1996. The increase in absolute dollars resulted primarily from new investments for facilities in Chicago and Toronto and the expansion of existing facilities in Baltimore, Australia and Singapore, as well as additions to management and continued expansion of the Company's telecommunications, networks and systems. General and administrative expenses as a percentage of fee revenue decreased to 25% for the six months ended June 30, 1997 from 32% for the six months ended June 30, 1996 primarily due to the continued realization of operating leverage from the Company's extensive prior investment in domestic and international infrastructure.

    TOTAL OTHER INCOME (EXPENSE), NET. Total other income (expense), net primarily consists of interest expense incurred by the Company on its revolving credit facility and other debt, and interest income generated from the Company's cash balances. Total other expense, net increased to $140,000 for the six months ended June 30, 1997 from $30,000 for the six months ended June 30, 1996.

    INCOME TAX PROVISION (BENEFIT). Income tax provision (benefit) represents combined federal, state and foreign taxes. The effective income tax rate was a 36% tax benefit for the six months ended June 30, 1997 and June 30, 1996. The June 30, 1997 effective rate represents the effect of federal and state taxes for U.S. income and the recognition of certain foreign tax losses not previously benefited, offset by the effect of certain costs not deductible for tax and certain foreign tax losses created during the period not being benefited due to the uncertainty of realization of these net operating losses. The June 30, 1996 effective rate represents the effect of federal and state taxes for U.S. income, offset by the effect of certain costs not deductible for tax and certain foreign tax losses not being benefited. See Note 5 of the Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    FEE REVENUE. Fee revenue increased by $19.6 million, or 100%, to $39.2 million in 1996 from $19.6 million in 1995. The Company experienced growth in fee revenue from each of its service offerings, especially enterprise software implementation services which increased by $14.7 million, or 83%, to $32.5 million in 1996 from $17.8 million in 1995. International fee revenue increased to $3.4 million in 1996 from

$138,000 in 1995 primarily due to the commencement of operations of Hunter's U.K. subsidiary in September 1995. The increase in fee revenue was also driven by an increase in the number of engagements and average billing rates.

    PROJECT COSTS AND EXPENSES. Project costs and expenses increased by $11.7 million, or 123%, to $21.2 million in 1996 from $9.5 million in 1995, and increased to 54% of fee revenue in 1996 from 49% of fee revenue in 1995. The increase, both in absolute dollars and as a percentage of revenue, resulted from an increase in the number of consultants required to staff a greater number of engagements coupled with a decline in professional staff utilization as the Company significantly increased its hiring of professional staff.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $754,000, or 34%, to $2.9 million in 1996 from $2.2 million in 1995, and decreased to 7% of fee revenue in 1996 from 11% of fee revenue in 1995. The increase in absolute dollars resulted primarily from an increase in commissions paid to sales personnel, as well as an increase in marketing personnel and activities. The decrease in sales and marketing expenses as a percentage of fee revenue was primarily due to fee revenue growth outpacing sales and marketing expense increases on a percentage basis.

    PROFESSIONAL DEVELOPMENT, RECRUITING AND OTHER EXPENSES. Professional development, recruiting and other expenses increased by $1.4 million, or 56%, to $3.9 million in 1996 from $2.5 million in 1995, and decreased to 10% of fee revenue in 1996 from 13% of fee revenue in 1995. The increase in professional development, recruiting and other expenses in absolute dollars resulted predominantly from increased costs related to professional staff hiring and the associated training costs. The decrease in professional development, recruiting and other expenses as a percentage of fee revenue was primarily due to fee revenue growth outpacing professional development, recruiting and other expenses increases on a percentage basis.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $4.1 million, or 71%, to $9.9 million in 1996 from $5.8 million in 1995, and decreased to 25% of fee revenue in 1996 from 30% of fee revenue in 1995. The increase in absolute dollars resulted primarily from additions to management and related compensation as well as from new investments for facilities in Dallas and Irvine, and continued expansion of the Company's telecommunications, networks and systems. The decrease in general and administrative expenses as a percentage of fee revenue was primarily due to the continued realization of benefits associated with the Company's extensive investment in domestic and international infrastructure. Included in general and administrative expenses in 1996 is the aggregate amount of $315,000 attributable to non-cash compensation in connection with Company stock option activity.

    TOTAL OTHER INCOME (EXPENSE), NET. Total other expense, net was $152,000 in 1996, and total other income, net was $74,000 in 1995.

    INCOME TAX PROVISION (BENEFIT). The Company's effective rate changed to a 64% tax provision in 1996 from a 1% tax benefit in 1995. In 1996, U.S. operations generated tax expense, which was offset by nondeductible expenses and the Company's inability to recognize a tax benefit for international losses. In 1995, the Company generated a nominal tax loss from U.S. operations, and recognized no tax benefit for its international losses. See Note 5 of the Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    FEE REVENUE. Fee revenue increased by $8.9 million, or 83%, to $19.6 million in 1995 from $10.7 million in 1994. The Company experienced growth in fee revenue from each of its service offerings, especially enterprise software implementation services which increased by $8.0 million, or 82%, to $17.8 million in 1995 from $9.8 million 1994. The increase in fee revenue was driven by an increase in the number of engagements, which was partially offset by a decrease in average billing rates.

    PROJECT COSTS AND EXPENSES. Project costs and expenses increased by $5.6 million, or 144%, to $9.5 million in 1995 from $3.9 million in 1994, and increased to 49% of fee revenue in 1995 from 37% of fee revenue in 1994. The increase, both in absolute dollars and as a percentage of fee revenue, resulted from an increase in the number of consultants required to staff a greater number of engagements coupled with a decrease in professional staff utilization.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased by $1.5 million, or 207%, to $2.2 million in 1995 from $726,000 in 1994, and increased to 11% of fee revenue in 1995 from 7% of fee revenue in 1994. The increase in sales and marketing expenses, both in absolute dollars and as a percentage of fee revenue, was primarily due to an increase in commissions paid to sales personnel, as well as the expansion in the number of sales and marketing personnel in 1995.

    PROFESSIONAL DEVELOPMENT, RECRUITING AND OTHER EXPENSES. Professional development, recruiting and other expenses increased by $1.2 million, or 92%, to $2.5 million in 1995 from $1.3 million in 1994, and increased to 13% of fee revenue in 1995 from 12% of fee revenue in 1994. The increase in professional development, recruiting and other expenses, both in absolute dollars and as a percentage of fee revenue, was primarily due to recruiting costs for senior management and recruiting and training costs for other professional staff to support the increase in demand for the Company's services.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $3.0 million, or 107%, to $5.8 million in 1995 from $2.8 million in 1994, and increased to 30% of fee revenue in 1995 from 26% of fee revenue in 1994. The increase in general and administrative expenses, both in absolute dollars and as a percentage of fee revenue, resulted primarily from additional salary and benefit costs for senior management and administrative personnel, as well as additional corporate infrastructure to support domestic and international expansion, including new facilities in London, New York, San Francisco and Boston and expansion of facilities in Baltimore and Atlanta.

    TOTAL OTHER INCOME (EXPENSE), NET. Total other income, net increased to $74,000 in 1995 from $11,000 in 1994.

    INCOME TAX PROVISION (BENEFIT). The Company's effective tax rate decreased to a 1% tax benefit in 1995 from a 41% tax provision in 1994. The 1995 effective rate represents a nominal tax loss for U.S. operations offset by nondeductible expenses and the Company's inability to recognize a tax benefit for international losses. The 1994 effective rate represents federal and state taxes offset by the effect of certain nondeductible expenses. There were no international operations in 1994. See Note 5 of the Consolidated Financial Statements.

SELECTED QUARTERLY OPERATING RESULTS

    The following tables set forth a summary of the Company's unaudited quarterly consolidated income statement data for each of the eight quarters in the two-year period beginning July 1, 1995 and ending June 30, 1997, as well as the percentage of the Company's fee revenue represented by each item. This information has been derived from unaudited interim consolidated financial statements that, in management's opinion, have been prepared on a basis consistent with the Consolidated Financial Statements contained elsewhere in this Prospectus and include all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of such information, when read in conjunction with the Consolidated Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                 QUARTER ENDED
                                            ---------------------------------------------------------------------------------------
                                            SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                              1995        1995       1996       1996       1996        1996       1997       1997
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                                (IN THOUSANDS)
Fee revenue...............................   $ 5,202    $  6,052   $  6,396    $8,250     $ 11,636   $ 12,933   $ 12,404   $ 14,523
Project costs and expenses................     2,457       2,966      4,324     4,900        5,279      6,677      7,034      8,135
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
    Gross margin..........................     2,745       3,086      2,072     3,350        6,357      6,256      5,370      6,388
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
Costs and expenses:
  Sales and marketing.....................       639         764        568       646          757        946        861      1,007
  Professional development, recruiting and
    other expenses........................       592         808      1,350       816          714        987      1,913      2,467
  General and administrative..............     1,495       2,070      2,408     2,305        2,383      2,757      3,398      3,231
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
    Total costs and expenses..............     2,726       3,642      4,326     3,767        3,854      4,690      6,172      6,705
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
Operating income (loss)...................        19        (556)    (2,254)     (417)       2,503      1,566       (802)      (317)
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
Other income (expense):
  Interest income.........................        26          14          9         2            3          4         31         26
  Interest expense........................        (3)         (8)       (35)       (6)         (73)       (56)       (51)      (146)
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
    Total other income (expense), net.....        23           6        (26)       (4)         (70)       (52)       (20)      (120)
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
    Income (loss) before income taxes.....        42        (550)    (2,280)     (421)       2,433      1,514       (822)      (437)
Income tax provision (benefit)............        43         (89)      (884)      (74)       1,035        726       (306)      (146)
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
    Net income (loss).....................   $    (1)   $   (461)  $ (1,396)   $ (347)    $  1,398   $    788   $   (516)  $   (291)
                                            ---------   --------   --------   --------   ---------   --------   --------   --------
                                            ---------   --------   --------   --------   ---------   --------   --------   --------

                                                               AS A PERCENTAGE OF FEE REVENUE

                                                                        QUARTER ENDED
                                ---------------------------------------------------------------------------------------------

                                SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,     DEC. 31,     MAR. 31,     JUNE 30,
                                  1995        1995       1996       1996       1996          1996         1997         1997
                                ---------   --------   --------   --------   ---------     --------     --------     --------
Fee revenue...................     100.0%      100.0%     100.0%    100.0%       100.0%       100.0%       100.0%       100.0%
Project costs and expenses....      47.2        49.0       67.6      59.4         45.4         51.6         56.7         56.0
                                ---------   --------   --------   --------   ---------     --------     --------     --------
    Gross margin..............      52.8        51.0       32.4      40.6         54.6         48.4         43.3         44.0
                                ---------   --------   --------   --------   ---------     --------     --------     --------
Costs and expenses:
  Sales and marketing.........      12.3        12.6        8.9       7.8          6.5          7.3          6.9          6.9
  Professional development,
    recruiting and other
    expenses..................      11.4        13.4       21.1       9.9          6.1          7.6         15.4         17.0
  General and
    administrative............      28.7        34.2       37.6      28.0         20.5         21.4         27.4         22.3
                                ---------   --------   --------   --------   ---------     --------     --------     --------
    Total costs and
      expenses................      52.4        60.2       67.6      45.7         33.1         36.3         49.7         46.2
                                ---------   --------   --------   --------   ---------     --------     --------     --------
Operating income (loss).......       0.4        (9.2)     (35.2)     (5.1)        21.5         12.1         (6.4)        (2.2)
                                ---------   --------   --------   --------   ---------     --------     --------     --------
Other income (expense):
  Interest income.............       0.5         0.2        0.1       0.0          0.0          0.0          0.2          0.2
  Interest expense............      (0.1)       (0.1)      (0.5)     (0.0)        (0.6)        (0.4)        (0.4)        (1.0)
                                ---------   --------   --------   --------   ---------     --------     --------     --------
    Total other income
      (expense), net..........       0.4         0.1       (0.4)     (0.0)        (0.6)        (0.4)        (0.2)        (0.8)
                                ---------   --------   --------   --------   ---------     --------     --------     --------
    Income (loss) before
      income taxes............       0.8        (9.1)     (35.6)     (5.1)        20.9         11.7         (6.6)        (3.0)
Income tax provision
(benefit).....................       0.8        (1.5)     (13.8)     (0.9)         8.9          5.6         (2.5)        (1.0)
                                ---------   --------   --------   --------   ---------     --------     --------     --------
    Net income (loss).........      (0.0)%      (7.6)%    (21.8)%    (4.2)%       12.0%         6.1%        (4.1)%       (2.0)%
                                ---------   --------   --------   --------   ---------     --------     --------     --------
                                ---------   --------   --------   --------   ---------     --------     --------     --------

    The Company's operating results have fluctuated from period to period in the past and may fluctuate significantly in future periods. These variations result from a number of factors, such as the number, significance and mix of client projects commenced or completed during a period and the number of business days in a particular period. It is difficult to forecast the timing of fee revenue because project cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients. In particular, the Company's quarterly operating results are affected by a seasonal downturn in consultant utilization during the first half of the year due to the typical budget cycles for IT departments. Additionally, employee utilization rates vary from period to period, not only due to changes in the Company's volume of business but also because of the timing of employee vacations, holidays, weather-related and other events outside the control of the Company, hiring and training, the amount of time spent by employees on marketing, and project curtailments or postponements. The Company's most significant expenses relate to salaries and benefits for its professional staff. Since these expenses are generally fixed, the Company's results of operations in a particular period may be materially adversely affected if fee revenue falls below expectations. In addition, the Company's expenses related to professional development and recruiting are typically higher during the first half of the year as the Company conducts most of its hiring and training during this period to accommodate new projects commencing later in the year.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary capital need is for working capital and capital expenditures required to support its growth. Since its inception, the Company has financed its operations and capital expenditures primarily with its revolving credit facility, leasing activities and cash flows from operations. The Company's cash balance was $531,000 as of June 30, 1997, $331,000 as of December 31, 1996, and $125,000 as of December 31, 1995. The Company's working capital (deficit) was $(791,000) as of June 30, 1997, $534,000 as of December 31, 1996, and $57,000 as of December 31, 1995. The negative working capital as of June 30, 1997 reflected the seasonal downturn in professional staff utilization and costs associated with the hiring and training of professional staff, which typically occurs in the first half of the year to accomodate projects commencing later in the year.

    The Company's operating activities provided cash of $614,000 and $57,000 for the six months ended June 30, 1997 and for the year ended December 31, 1994, respectively, and used cash of $1.3 million and $387,000 for the years ended December 31, 1996 and 1995, respectively. The cash provided by operations during the six months ended June 30, 1997 was attributable to increases in accounts payable and accrued expenses of $5.3 million, including an increase in management incentive bonuses of approximately $562,000, and deferred fee revenue of $1.2 million partially offset by increases in accounts receivable of $4.5 million, deferred income taxes of $592,000, other current assets of $613,000 and a net loss of $807,000. From time to time, in the normal course of business, the Company utilizes its accounts payable and accrued expenses as well as advances from customers to finance operations. The Company's use of cash during 1996 was primarily caused by an increase in accounts receivable of $5.1 million, partially offset by increases in accounts payable and accrued expenses of $1.4 million, deferred income taxes of $803,000, deferred fee revenue of $508,000 and net income of $443,000. The Company's use of cash during 1995 was primarily caused by a net loss of $399,000 and an increase in accounts receivable of $2.4 million. These uses of cash were offset by an increase in accounts payable and accrued expenses of $2.6 million. The cash provided by operations during 1994 was attributable to net income of $1.2 million, increases in deferred income taxes of $819,000 and deferred fee revenue of $577,000, offset by an increase in accounts receivable of $2.3 million.

    Investing activities used cash of $331,000, $385,000, $194,000 and $55,000 for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively. Cash used in investing activities primarily consisted of purchases of computer and office equipment, office furniture and leasehold improvements. During 1997, the Company expects to make between $2.0 million and $3.0 million in capital expenditures, primarily for computer equipment, office furniture and equipment, and leasehold improvements to support the anticipated growth in its professional and administrative staff. These expenditures are expected to be primarily financed from operating equipment leases with the remainder to be funded from available cash or asset-based borrowings.

    Financing activities provided cash of $62,000, $1.8 million, $660,000 and $18,000 for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, respectively. In all periods, financing activities consisted primarily of borrowings and repayments under the Company's revolving credit facility.

    The Company has an $8.0 million secured revolving credit facility with a financial institution, which bears interest at the lower of the financial institution's prime rate of interest or 250 basis points above 30-day LIBOR (a rate of 8.19% on June 30, 1997) plus an additional 0.75% fee per month based on the monthly maximum loan amount. The Company utilizes this revolving credit facility to finance a portion of its working capital needs. There was a $3.9 million outstanding balance on June 30, 1997, a $1.6 million outstanding balance on December 31, 1996 and a $1.1 million outstanding balance on December 31, 1995. The Company will use a portion of the net proceeds of the offering to repay amounts outstanding under its revolving credit facility. See "Use of Proceeds."

    The Company does not believe that its international operations currently subject it to material currency fluctuation risks; however, as international operations expand or in the event foreign currency markets become volatile, the Company could be exposed to such risks. Fee revenue from international operations is primarily denominated in the local currency. The Company does not plan to repatriate earnings from the United Kingdom to the United States nor make significant advances to the United Kingdom. As the Company's international operations expand, and to the extent that its inter-company funding polices change, management intends to continue to evaluate the impact of potential fluctuations in foreign exchange rates on the Company's results of operations and liquidity. Should management determine that foreign exchange rate fluctuations are likely to impact materially the Company's results of operations or liquidity, the Company may enter into forward exchange contracts or engage in other hedging activities in order to mitigate such risks.

    The Company believes the net proceeds from this offering together with its current cash balances, cash provided by future operations and its revolving credit facility, will be sufficient to meet the Company's working capital and cash needs for at least the next 12 months. To the extent that such amounts are unavailable or insufficient to finance the Company's capital requirements, the Company will be required to raise additional funds through equity or debt financing. No assurance can be given that such financing will be available on terms acceptable to the Company, and, if available, such financing may result in further dilution to the Company's stockholders and higher interest expense.

ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards ("FAS"):

    NO. 128--"EARNINGS PER SHARE." This Statement, which becomes effective for fiscal years ending after December 15, 1997, revises disclosure requirements, and increases the comparability of earnings per share data on an international basis. In simplifying the earnings per share computations, the presentation of primary earnings per share is replaced with basic earnings per share, with the principal difference being that common stock equivalents are not considered in computing basic earnings per share. In addition, FAS 128 requires dual presentation of basic diluted earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company's pro forma basic earnings per share under FAS 128 would have been $0.06 for the year ended December 31, 1996 and ($0.10) for the six months ended June 30, 1997 and dilutive earnings per share under FAS 128 would not differ significantly from the reported pro forma net income per share.

    NO. 129--"DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURES." This statement becomes effective for fiscal years ending after December 15, 1997, and continues the previous requirements to disclose certain information about an entity's capital structure found in previously issued Opinions and Standards. The Company currently follows the provisions of this statement.

    NO. 130--"REPORTING COMPREHENSIVE INCOME." This statement becomes effective for fiscal years ending December 15, 1997, and requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.

    NO. 131--"DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement becomes effective for fiscal years ending after December 15, 1997, and changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.

                                    BUSINESS

OVERVIEW

    Hunter provides management consulting, systems implementation and education services to organizations seeking to deploy enterprise software applications, including ERP software applications. The Company's core expertise is in providing implementation services for the human resources, financial and distribution software applications developed by PeopleSoft and other third-party ERP software vendors. Hunter has provided implementation services for PeopleSoft's human resources applications since 1989 and for its financial and distribution applications since 1993. The goal of the Company's Concept-to-Completion-TM- approach is to provide services that improve the productivity of a client's technology investment by leveraging the client-specific knowledge gained throughout the process. The Company recently formed relationships with J.D. Edwards and Lawson, two rapidly growing ERP software application vendors, to provide the Concept-to-Completion-TM- suite of services for their software applications. The Company has expanded its relationships with these ERP software vendors in an effort to serve a broader client base and to penetrate additional segments of the ERP market, such as manufacturing.

    The Company provides its services to clients in a diverse array of industries, including Commonwealth of Virginia, Duke Energy, El Paso Natural Gas Corporation, First Chicago NBD Corporation, Genuine Parts Company, Glaxo Wellcome, Inc., Host Marriott Corporation, Sonoco, Warner-Lambert Company and Western Digital Corporation, among others. The Company derived 14% of its revenue from international clients for the six months ended June 30, 1997.

INDUSTRY BACKGROUND

    Intense global competition is driving organizations to reengineer business processes, information systems and job functions to reduce costs, improve operating efficiencies and enhance their quality of products and services. Such business process reengineering initiatives typically focus on the use of technology to improve productivity, automate repetitive processes and make information readily available to broader groups within the organization. Rapid advances in technology have enhanced the ability of organizations to further strengthen their competitiveness through the implementation of distributed computing platforms and software solutions. In particular, organizations are migrating from mainframe systems to scalable client/server architectures, which provide improved flexibility and functionality.

    As an integral part of adopting client/server architectures, many companies are replacing their legacy and generally disparate software applications with fully integrated, packaged, enterprise software applications, including ERP applications. These applications address critical business functions such as manufacturing, distribution, finance and human resources and are designed to reduce costs, improve operating efficiencies, shorten product development cycles, improve the quality of products and services and enhance client service. Client/server ERP applications have extended the functionality of traditional ERP applications beyond the traditional user to include the employee, the applicant, the vendor and the client. The adoption of client/server architectures is also being affected by major external events such as the year 2000 problem and the conversion to the eurocurrency, which are causing many organizations to accelerate their replacement of legacy systems.

    ERP applications and their associated client/server systems are inherently complex and generally require lengthy and costly implementation efforts, extensive end-user training and substantial ongoing support. Implementing these systems typically requires integrating the application with environments consisting of multiple computing platforms, operating systems, existing applications, databases and networking protocols, and requires specialized business knowledge to customize the application's functionality for the client's needs and organizational structure. In addition, these systems require ongoing modifications to support an organization's continuously changing business practices. The ability of organizations to integrate, deploy and maintain redesigned business processes and related technology in a timely and cost-effective manner is critical to the success of the overall reengineering initiatives and future competitiveness of these organizations.

    In general, organizations' internal IT departments lack the resources and business expertise to implement complex ERP applications. Many internal IT departments have been subject to downsizing, with much of their remaining resources devoted to maintaining existing systems rather than developing or implementing new applications. Moreover, as emerging technologies continue to expand and evolve, it becomes increasingly difficult and costly for internal IT staffs to leverage these technologies. The year 2000 problem has exacerbated the capacity constraints of internal IT departments by further absorbing their limited resources. In addition, due to a shortage of IT professionals and the relatively high cost of building the IT infrastructure, organizations are generally reluctant to expand internal capabilities to accommodate a single project. As a result, many organizations utilize third-party IT service providers to perform the IT services related to implementing and supporting complex ERP applications. According to industry sources, the global demand for ERP-related consulting services was estimated to be $11 billion in 1996 and is expected to grow to $18 billion by 1998.

    As organizations increasingly utilize third-party IT service providers, they require comprehensive solutions and services that extend beyond implementation services to include front-end management consulting along with post-implementation support and training. With these fully integrated solutions, organizations seek to leverage the knowledge gained throughout the process to reduce implementation time frames and their associated costs. In addition, organizations are seeking solution providers that utilize flexible and adaptable methodologies to accommodate the particular needs of the engagement; employ skilled and experienced individuals and "best-practice" methodologies to ensure the efficient and effective completion of projects; assist in managing the adaptation and acceptance of new technologies and associated processes among the client's personnel; and are equipped to handle their increasing global needs.

THE HUNTER SOLUTION

    The Company provides a complete range of information management consulting services that support enterprise applications from leading software vendors. The Company's focus is on assisting organizations with the full range of activities associated with the planning, selection and implementation of, and training for, enterprise solutions designed for the human resources, finance and distribution functions. The Company's services are designed to offer the following client benefits:

    COMPREHENSIVE CONCEPT-TO-COMPLETION-TM- APPROACH. The Company is organized around three major practice areas, which together with its core principles, comprise its Concept-to-Completion-TM- approach, designed to enable client organizations to improve the productivity of both technology and staff. These practice areas are Management Consulting, which is part of Hunter's Business Strategies and Solutions practice, Implementation Services and Education Services. Underlying each of the Company's practice areas is an emphasis on project management, continuous change management and enabling technology integration. The Company can assist an organization through any component of a project or through the entire business solutions lifecycle, which typically includes: visioning and strategic planning; process improvement through reengineering and workflow design; requirements definition and specification; change management; vendor product evaluation and selection; vendor product adaptation; systems conversion and migration; full-scale implementation support; end-user training; and post-implementation support.

    FLEXIBLE AND ADAPTABLE SOLUTION. The Company's methodologies are adaptable to the particular requirements of a client engagement, and the Company believes that it efficiently provides a client with predictable engagement results that meet the client's business objectives. In addition, the Company seeks to provide the right skill at the right time as part of its service offering strategy, which is designed to produce cost effective solutions for clients. To achieve this, the Company staffs its engagements with a core project team of consultants supplemented as needed by consultants with specialized expertise. The Company's combination of application expertise and adaptable methodologies provides flexible solutions designed to improve the return on an organization's technology investment.

    SKILLED AND EXPERIENCED CONSULTANTS. A critical element of the Company's success has been its ability to attract, develop and retain a highly skilled and motivated professional staff. The Company seeks to hire experienced professionals with diverse backgrounds and skills in specific functional areas and IT disciplines. Project teams usually consist of consultants with a functional expertise in areas such as human resources, finance or distribution as well as consultants with a technical background. The Company believes that it is able to leverage the complementary talents of its project teams to achieve timely and effective implementations, which can result in lower costs to clients.

    EXPERTISE IN HUMAN RESOURCES, FINANCIAL AND DISTRIBUTION DISCIPLINES. The Company has built its reputation based on providing management consulting, implementation and education services addressing the human resources, financial and distribution disciplines. As a result, the Company believes it has developed a core technical competency and particular functional expertise in these critical areas. The Company has created a library of "best practices" for the successful implementation of applications supporting these disciplines, which it applies to specific client engagements in accordance with a client's industry and particular needs.

    CLIENT-DRIVEN RESULTS. The Company recognizes that the successful deployment of new systems is contingent upon end-user acceptance of new applications. Therefore, the Company's project managers and consultants focus on enhancing the performance of the end-users of applications implemented by the Company. To this end, the Company uses change management techniques to promote ongoing communication and total organizational acceptance. This ensures that end-users are involved in all facets of a project and that the solutions designed and implemented by the Company meet the client's objectives. The Company seeks to provide services that produce measurable improvements in its clients' productivity and an acceptable return on its technology investment, resulting in long-term relationships.

THE HUNTER STRATEGY

    The Company's objective is to become a leading provider of information management solutions in the enterprise application marketplace. The Company's strategy includes the following key elements:

    LEVERAGE EXISTING CLIENT BASE. The Company believes that having a large base of referenceable clients is a critical competitive advantage in its markets. During its 16 years of operations, the Company has provided services for more than 1,000 clients. Many of these clients are undergoing an evaluation of their older systems and are looking to upgrade current applications. The Company intends to leverage its strong relationships with existing clients to become the service provider of choice for these system overhauls. In addition, the Company intends to continue to sell its newer service offerings, such as end-user training and product line expansion to its extensive existing client base.

    EXPAND APPLICATION EXPERTISE AND VERTICAL MARKET FOCUS. The Company has developed substantial expertise in the implementation of human resources, financial and distribution applications. The Company intends to leverage its understanding of core client/server architectures and technology integration to expand its capabilities to provide Concept-to-Completion-TM- services for additional core ERP applications, such as manufacturing, and has been aggressively hiring consultants to serve these markets. As the Company develops its expertise in these areas, it intends to further penetrate targeted vertical markets, including manufacturing, retail, public sector and higher education.

    LEVERAGE AND DEVELOP STRATEGIC RELATIONSHIPS. The Company has an established strategic relationship with PeopleSoft and has participated in numerous collaborative efforts with PeopleSoft, including product testing and the development of beta sites and education materials. The Company intends to expand its relationship with PeopleSoft as PeopleSoft enters new application areas and vertical markets. Recently, the Company was named one of 11 charter members in PeopleSoft's manufacturing initiative. In addition, the Company, jointly with a retail consulting firm, was named one of three charter members in PeopleSoft's retail initiative. The Company is developing additional strategic alliances with other rapidly growing ERP application vendors. Hunter has recently formed relationships with J.D. Edwards and Lawson and is developing implementation and education services addressing the full range of applications provided by these vendors. The Company will continue to pursue alliances and relationships with these and other vendors to further expand its service offerings and remain current with advances in technology.

    ENHANCE MIDDLE MARKET FOCUS. The Company differentiates itself from traditional systems integration service providers by focusing on the needs of mid-sized companies in addition to those of larger companies. Hunter believes that its expertise and advanced implementation methodologies enable it to serve the unique needs of this segment of the market in a cost-effective manner. The Company believes that it is well positioned to take advantage of current initiatives being conducted by certain ERP vendors to target companies in the middle market.

    MAINTAIN EMPHASIS ON RECRUITING AND RETAINING SKILLED PROFESSIONALS. The ability to attract, develop and retain experienced, highly skilled professionals is critical to the growth and future success of the Company. The Company intends to continue to expand and refine its recruiting process to attract and retain the best available work force. The Company believes that by providing employees with a challenging and fulfilling work environment, a competitive compensation structure, and equity incentives, it will continue to be able to attract and retain high-quality professionals. In addition, the Company has developed a series of rigorous training programs that are designed to enhance the technical, management and business skills of its consultants.

    CONTINUE TO EXPAND GLOBAL PRESENCE. The Company currently serves clients located throughout North America, Europe and Asia. Approximately 86% of the Company's revenue is generated from clients located in North America. In the past two years, the Company has expanded the number of its offices in North America from six to 15. The Company established offices in London and Singapore in 1995 and 1996, respectively, and offices in Sydney and Melbourne in 1997. The Company intends to expand its international presence in conjunction with the expansion plans of its ERP vendor partners and to address the requirements of its international clients.

    PURSUE STRATEGIC ACQUISITIONS. The Company intends to evaluate strategic acquisitions of complementary service providers that may provide well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence.

HUNTER SERVICES

    The Company provides information management services to organizations seeking to optimize their investment in enterprise software applications offered by leading software vendors. The Company provides organizations with a full range of services associated with the planning, selection and implementation of, and training for, enterprise solutions related to the human resources, financial and distribution functions. The Company is organized around three major practice areas, which together with its core principles, comprise its Concept-to-Completion-TM- approach. These practice areas are Management Consulting, which is part of Hunter's Business Strategies and Solutions practice, Implementation Services and Education Services.

    The core principles underlying the Company's Concept-to-Completion-TM-approach are the following:

    - BUSINESS ORIENTATION. The Company recognizes that business strategies, processes and operations are the fundamental drivers for technology decisions. Therefore, the Company believes that successful technology solutions should be designed and implemented to enable the client's personnel to understand, accept and support a process that produces measurable bottomline results through the effective use of technology. This philosophy of integrating people, process, technology and measurements is a distinguishing characteristic of Hunter's service approach.

    - FUNCTIONAL EXPERTISE. The Company recognizes that strong functional expertise is critical to the successful design and implementation of business systems. The extensive operating experience of the Company's consultants enable them to link operational objectives, desired process outcomes and system capabilities.

    - END-USER OWNERSHIP. Hunter involves end-users through the entire process as the primary decision-makers and "owners" of the project. The Company seeks to create realistic expectations in order to facilitate acceptance of change and to establish a sense of ownership, while mitigating the pressures of participating in a project team and minimizing demands on end-users' time.

    - KNOWLEDGE TRANSFER. Hunter works closely with its clients' personnel to augment and accelerate their learning during the project, and provides its clients with the knowledge necessary to manage their new processes and operate their new systems. The Company believes that a critical measure of the success of any project is the end-user's ability to assume responsibility when the engagement is completed.

  MANAGEMENT CONSULTING SERVICES

    The Company's management consulting group assists clients in the redesign and improvement of business processes, and the evaluation, selection and effective use of innovative technologies in support of business objectives. Using proven methodologies and established tools, the Company assists clients with the full range of management consulting activities, including:

    STRATEGIC PLANNING. Using a structured interview process with senior personnel, the Company creates a vision of the future business environment that ensures the alignment of business, functional and technology strategies. This vision becomes the basis for establishing consensus on the project's direction, scope and critical success factors.

    BUSINESS PROCESS REENGINEERING. Using the strategic planning results, combined with industry "best practices," the Company redesigns processes and develops an implementation strategy describing the actions required to implement the recommended solution.

    VENDOR EVALUATION AND SELECTION. The Company facilitates the evaluation and selection of vendor products, and can assist organizations with the specification and requirements for software and related hardware.

    IMPACT ANALYSIS AND BUSINESS CASE DEVELOPMENT. The Company links current to future processes by describing the impact of the various process improvements in terms of process, people, technology and measurements, using both qualitative and quantitative measures. Hunter then develops a business case analysis that justifies the project costs by quantifying the business benefits of the new processes.

  IMPLEMENTATION SERVICES

    The Company offers comprehensive implementation services that utilize a structured methodology and combine "best practices" knowledge, the technical and functional skills of Hunter consultants and the business process knowledge of client staff. A full system implementation involves the following phases:

    INTERACTIVE DESIGN/PROTOTYPING-TM-. Interactive Design/Prototyping-TM- is a Hunter approach to project sizing and system/business process design intended to accelerate a project by identifying all required system adaptations and developing a comprehensive implementation plan and a system prototype before implementation begins. The Interactive Design/Prototyping-TM- phase involves end-users by immediately applying their knowledge of the organization's business functions to the systems being designed. During an

Interactive Design/Prototyping-TM- session, team members work with the Company's application experts in focus sessions that set forth particular functional processes and map the capabilities of the applications to an organization's current or desired business processes. At the conclusion of a session, users have a specific understanding of how the system will support their requirements. This "fit assessment" allows the project team to identify gaps in functionality and explore alternatives for resolution. The end product of the Interactive Design/Prototyping-TM- phase is a working prototype.

    SYSTEM DESIGN AND ADAPTATION. During the system design and adaptation phase, detailed specifications are developed for adaptations documented during the Interactive Design/Prototyping-TM- phase. The purpose of this phase is to provide specifications enabling a client's technical personnel to work in conjunction with Hunter team members to implement the system design and guide adaptations of the system.

    CONVERSIONS AND INTERFACES. The conversion and interface phase consists of an extensive, detailed effort to reconstruct data and develop interfaces to and from existing applications. To accomplish the conversion and implementation effort, Hunter's project team members work as part of the implementation team from interface specification and development to conversion planning and execution.

    SYSTEM TESTING AND CUTOVER. The Company's approach to system testing and cutover is structured to ensure that all modifications and new developments are tested in a manner that facilitates the early detection of problems and errors. Simple conditions are tested first, followed by increasingly complex conditions until all inputs, processes and outputs have been thoroughly tested. During cutover, the system becomes operational after user acceptance, which is based upon the system performing in accordance with stated objectives and organizational requirements.

    POST-IMPLEMENTATION SUPPORT. The Company's post-implementation services include ongoing support and maintenance. This can include support for enhancements and modifications, design and development of additional system customizations, version upgrade support, and report writing.

  EDUCATION SERVICES

    The Company offers a wide variety of education services including planning, materials customization, user procedures documentation, computer-based training, and instructor-led training delivery, primarily for end-users of PeopleSoft's human resources and financial applications.

    Hunter has developed proprietary, process-oriented courseware that can be used without modification for training the end-user. If a client desires customized training materials representative of their environment, the Company's courseware is used as the development base, thereby significantly reducing the time and cost needed to prepare customized training materials. The Company's Education Services staff work closely with the software implementation team to ensure that key concepts, work processes and adaptations of the new system are incorporated into customized training materials.

    Instructor-led training is delivered on-site at client locations or in Hunter's new training facility in Atlanta, Georgia. Hunter also offers a mobile training environment to serve clients. Hunter also offers a mobile training environment to serve clients whose technical infrastructure does not support a working training environment, where technical resources are not readily available or when a client requires training of geographically dispersed groups.

    In addition to providing education services for Hunter's clients, the Education Services group also provides internal training to Hunter employees. All new employees attend New Hire Orientation to learn Hunter policies and procedures, technology training and methodology overview. A product "boot camp," which offers an intensive PeopleSoft human resources and financials curriculum, is available for consultants.

    The Company currently offers the following Education Services courses, which are typically modified to incorporate the specific requirements of a client:

        PEOPLESOFT HUMAN RESOURCES                    PEOPLESOFT FINANCIALS
            CURRICULUM COURSES                          CURRICULUM COURSES
------------------------------------------  ------------------------------------------
HR--Getting Started +++                     Financials--Getting Started +++
Recruitment ++                              General Ledger +++
Personnel Administration +++                Accounts Payable +++
Personnel Administration with Position      Accounts Receivable +++
  Management +++                            Purchasing +
Personnel Administration with               Project Costing +
  International/Global ++                   Query/Crystal Reporting (FIN) +++
Basic Benefits +++                          nVision Reporting for Financials +++
Basic Payroll +++                                      PEOPLESOFT TECHNICAL
Intermediate Payroll +++                                CURRICULUM COURSES
                                            ------------------------------------------
Advanced Payroll ++                         PeopleTools Basics +++
Year End Processing +++
Training Administration +++
Query/Crystal Reporting (HR) +++

------------------------

+Version 5.x

++Version 6.x

  RELATED SERVICES

    In addition to Management Consulting, Hunter's Business Strategies and Solutions practice includes the following services that use the Concept-to-Completion-TM- approach:

    GLOBAL STRATEGIES AND SOLUTIONS. The Company supports its clients' global strategies, process reengineering and information systems implementation projects with a global team comprised of professionals experienced in the management and delivery of complex multi-national projects. The Global Strategies and Solutions practice offers a global version of the Company's Concept-to-Completion-TM- solution, along with specialized services such as consulting on international data security and country-specific regulatory requirements.

    WORKFLOW AUTOMATION. Workflow automation involves the automation of business processes using technology to optimize the distribution and flow of information, ensure the completion of business transactions and measure process efficiency. The Company provides comprehensive workflow automation services utilizing a variety of leading methodologies and application tools from vendors such as Edify Corporation, NetDynamics, Inc., Seeker Software, Inc. and Lotus Development Corporation. This service combines the power of business process reengineering with the ability to select the best technology components for a particular requirement. For example, the Company provides expert assistance to organizations implementing technologies to automate the recruitment function and applies creative solutions to increase the productivity and efficiency of the recruitment process, using solutions from vendors such as Restrac, Inc. and Resumix, Inc.

SERVICE DELIVERY

    The Company's Concept-to-Completion-TM- approach is supported by a service delivery model that provides its employees with clearly defined roles and accountability across all levels. The Company's service delivery incorporates the following processes, which it believes are essential to the delivery of any successful client engagement:

    PROJECT MANAGEMENT. The Company's project management process includes controls and review techniques designed to identify and assess project risks, and ensure each project is delivered in a high-quality, cost-effective and timely manner. The project manager has primary responsibility for the success of each engagement, including managing project costs and staff schedules, service quality and the client relationship. The project management process places significant emphasis on client feedback through regular client "alignment meetings." During and upon completion of an engagement, the Company assesses the extent to which the project team has met client expectations and the effectiveness of the project management process, and uses this analysis to support the Company's continuous improvement process.

    CHANGE MANAGEMENT. Change management encompasses all activities aimed at helping an organization successfully accept and adopt new ways of doing business. Effective change management enables the transformation of people, organizations, work, attitudes and technologies to meet evolving business needs. The Company's consultants use a variety of change management techniques to maximize client involvement, deliver effective communication and increase the overall success of the project. The Company's formula for proactive planning encourages the client's management to prepare its personnel for change, thereby minimizing the resistance that typically affects both employee morale and overall organizational performance.

    TECHNOLOGY INTEGRATION. Hunter provides comprehensive technology services to ensure that innovative technologies and systems architectures are deployed in conjunction with new or redesigned business processes and client/server systems. Hunter consultants have significant experience with network design and management, database administration, performance monitoring and tuning, capacity planning and overall systems administration.

INDUSTRY ALLIANCES AND RELATIONSHIPS

    The Company relies on relationships with providers of software products, such as PeopleSoft and, to a lesser extent, J.D. Edwards and Lawson.

    Hunter entered into a relationship with PeopleSoft in 1989 and became a PeopleSoft implementation partner in 1993. PeopleSoft designs, develops, markets and supports a family of enterprise client/server application software products for use throughout large and medium-sized organizations worldwide, including higher education institutions and federal, state, provincial and local government agencies. The Company has participated in numerous collaborative efforts with PeopleSoft, including product testing and the development of beta sites and education materials and has completed more than 250 PeopleSoft projects. The Company was recently named a partner in PeopleSoft's retail and manufacturing industry business units initiative. The Company believes that its participation in this initiative, which is designed to expand PeopleSoft's focused product offerings into vertical markets, will support its growth efforts by facilitating longer-term relationships with clients. Under the terms of its agreements with Hunter, PeopleSoft has agreed to grant Hunter a non-exclusive license to use certain PeopleSoft software; to provide Hunter with training, support and updates to licensed products; to designate Hunter as a Service Alliance Partner in its Global Alliance Program; and to distribute a profile of Hunter to end-users and prospective clients of PeopleSoft. The agreements are renewable on an annual basis and are terminable by either party upon 30 days written notice.

    In April 1997, the Company entered into agreements with Lawson, a Minneapolis-based ERP software company with 1996 revenue exceeding $120 million. Lawson offers a suite of web-deployable client/server business applications including human resources, financial, procurement and supply-chain modules under the LAWSON INSIGHT name. Hunter is one of Lawson's nine Global Alliance Integrated Network Enterprise Consultant Partners. Lawson and the Company have agreed to include each other, where appropriate and practical, in opportunities involving each other's potential clients. These agreements may be terminated by either party upon 60 days written notice.

    In July 1997, the Company entered into agreements with J.D. Edwards, an ERP software provider that is currently releasing a new suite of client/server business applications (OneWorld) including human resources, financial, distribution and manufacturing modules. Under the terms of the agreements with J.D. Edwards, Hunter is an implementation partner in the United States, the United Kingdom, Canada and Singapore. These agreements are subject to termination by either party upon 60 days written notice or without notice upon the occurrence of certain events.

    Hunter has also entered into agreements with other software vendors including Resumix, Inc., Restrac, Inc., Edify Corporation, NetDynamics, Inc., Seeker Software, Inc., Lotus Development Corporation and Healtheon Corporation.

CLIENTS

    Hunter and its consultants have assisted more than 1,000 clients to formulate strategy, redesign processes, implement enterprise information management systems and/or deliver end-user training. The Company's clients represent a broad cross section of domestic and international organizations, both in the public and private sectors. The following is a partial list of clients, each of whom accounted for cumulative revenues of at least $500,000 since January 1, 1995:

Arkwright Mutual Insurance Company  Genuine Parts Company
Case Corporation                    Glaxo Wellcome, Inc.
Commonwealth of Virginia            Host Marriott Corporation
Duke Energy                         Pennsylvania Power & Light
El Paso Natural Gas Corporation     Sonoco
First Chicago NBD Corporation       Warner-Lambert Company
                                    Western Digital Corporation

SALES AND MARKETING

    The Company's sales organization includes 13 business development managers who are responsible for a designated geographic region or practice area. As part of the business development process, business development managers team with Hunter consultants to participate in sales calls and client presentations and help develop proposals. Senior management is also actively involved in the business development process. The Company seeks to leverage existing client and strategic relationships to increase its exposure within and across industries and ultimately expand its client base. In addition, the Company works closely with software vendors, particularly PeopleSoft, Lawson and J.D. Edwards, to identify potential client engagements.

    The marketing function is designed to enhance awareness of the Company's services in the marketplace and to generate leads. The Company markets its services through the use of promotional materials, public relations, advertising, direct mail campaigns, published articles, speaking engagements, and its web site, and by participating in tradeshows and conferences. The Company has five employees devoted to the marketing function.

HUMAN RESOURCES

    The Company's continued success and future growth will depend upon its ability to attract, develop and retain a sufficient number of experienced and highly skilled professional employees. As of June 30, 1997, the Company employed 426 persons, 331 of whom were employed as consultants.

    RECRUITING AND EMPLOYEE RETENTION. Hunter places significant emphasis on attracting, developing and retaining an experienced and highly skilled work force. Many of the Company's senior consultants possess more than 20 years experience in management consulting and strategic planning. Generally, implementation consultants have two to seven years of experience, project managers have five to ten years of experience and project executives have ten to 25 years of experience. The Company recruits personnel through a variety of methods, including advertisements in newspapers and technical publications. The Company has a policy of promoting from within whenever appropriate and also actively recruits employees with in-depth expertise in technical or functional disciplines in which the Company currently provides services or expects to provide services in the future. The Company employs two full-time recruiters and utilizes external recruiters.

    The Company has developed its culture, its emphasis on training and its compensation package to attract, develop and retain qualified and motivated professionals. The Company seeks to provide a challenging work environment and competitive compensation system. The Company's incentive structure is designed to reward employees who achieve superior results. Hunter's culture focuses on encouraging consultants to strive for higher levels of performance, with the primary criterion for success defined as exceeding client expectations.

    TRAINING AND DEVELOPMENT. The Company hires established professionals with diverse backgrounds and skills in appropriate human resources, financial, distribution, manufacturing and IT disciplines. These skills are enhanced through consultants' participation on project teams, training provided both internally and by the Company's business partners, through automated business tools such as Lotus Notes, and a strong organizational culture that emphasizes cross-training and teamwork. Teamwork and challenging work assignments are designed to ensure that consultants continuously develop new skills. The Company believes that its use of internally-developed, standardized tools and methodologies and its adherence to a structured project management process enable the Company to deliver consistent, high-quality services while increasing the size of its work force. The Company places a significant emphasis on training its employees to understand and utilize the Company's service methodologies and management processes. The Company provides this training through a combination of internally developed and externally provided courses. Employees also participate in internal and external training in vendor-specific software applications.

    Newly employed consultants spend their first several weeks with the Company in an intensive internal "boot camp" training program, which is conducted at the Company's Atlanta facility. This boot camp provides orientation to the Company's policies, procedures and culture, and includes focused product-specific training. This training has been designed to shorten the time it takes consultants to become productive on client engagements.

COMPETITION

    The Company's service areas are highly competitive and subject to rapid change. Principal competitors of the Company include the consulting practices of the Big Six, and professional services groups of many large technology and management consulting companies that may have significantly greater financial, technical and marketing resources and greater name recognition than the Company. The Company also competes with smaller service providers whose specific, more narrowly focused service offerings may be more attractive to potential clients than the Company's multidimensional approach. In addition, several software vendors, including PeopleSoft, have developed and may expand their own consulting, training and implementation capabilities. Furthermore, clients may elect to use their internal resources instead of utilizing the Company's services. There can be no assurance that the Company will compete successfully with potential clients' internal resources or with existing or new competitors. The Company believes that the principal competitive factors in its industry are quality of service, breadth of service offerings, reputation, ability to provide measurable results, lower overall cost of projects, and having a large, referenceable client base. The Company believes it competes effectively with respect to each of these factors.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    The Company relies only on a combination of nondisclosure and other contractual arrangements, and trademark laws to protect its proprietary information. The Company generally enters into confidentiality agreements with its employees, thereby seeking to limit distribution of proprietary information. Software developed and other materials prepared by the Company in connection with client engagements are usually assigned to the clients. The Company retains the right to its general know-how and general applications such as software diagnostic and development tools and standard training and reporting materials. The Company may file copyright applications for certain intellectual property it develops in the future.

    The Company has applied to register its name as a trademark in the United States, and a preliminary objection has been raised to this registration by the Trademark Office. There can be no assurance that the Company will be successful in registering its name. The Company uses the phrases "Concept-to-Completion-TM-," "Delivering Solutions for Global Information Management-TM-," "Interactive Design/Prototyping-TM-" and the names of certain of the Company's methodologies to identify its services. The Company holds no patents.

FACILITIES

    Hunter leases approximately 17,500 square feet of space for its headquarters in Baltimore, Maryland. This lease expires on September 30, 2005. The Company also leases ten additional offices covering an aggregate of approximately 33,900 square feet in Atlanta, Boston, Chicago, Dallas, Irvine, London, New York, San Francisco, Singapore and Toronto. The Company also has "executive-style" offices, ranging from 100 to 300 square feet per office, in Charlotte, Denver, Honolulu, Philadelphia, Richmond, Vancouver, Melbourne and Sydney. None of these leases expire prior to March 1998. Aggregate annual rent for the Company's corporate headquarters and offices is approximately $1.4 million. The Company's strategy is to locate offices in areas where it has significant client work. From time to time, the Company uses office space provided at client sites to facilitate performance of its services and maximize client contact. The Company expects to either expand or relocate its offices in Boston, New York and London in 1998. The Company anticipates that additional office space will be required within the next 12 months and believes appropriate facilities can be leased as needed.

LEGAL PROCEEDINGS

    From time to time, the Company is a party to routine litigation arising in the ordinary course of business. However, the Company is not currently a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                     AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------

Terry L. Hunter....................          50   President, Chief Executive Officer and Director

David P. Andros....................          54   Senior Vice President--Business Strategies and Solutions

Loren D. Burnett...................          40   Senior Vice President, Chief Financial Officer, Treasurer and Director

Judy I. Dunnington.................          51   Senior Vice President--Corporate Systems

Bradford S. Everett................          47   Executive Vice President--North American Operations
                                                  and Director

Mary T. Weaver.....................          44   Senior Vice President--Education Services, Secretary and Director

Thomas W. Whartenby................          51   Senior Vice President--Alliances and Marketing and Director

Richard Wheeler....................          44   Senior Vice President--International Operations

    TERRY L. HUNTER has served as President, Chief Executive Officer and a Director of the Company since its formation in 1983. Prior to founding the Company, Mr. Hunter consulted with various companies and software vendors on the design and development of human resources systems. From 1971 to 1981, he served as Managing Vice President of the Employee Information Systems Consulting division of Alexander & Alexander and held various positions at Benefacts from 1965 to 1971. Mr. Hunter has a total of 34 years experience in the human resources systems and consulting field.

    DAVID P. ANDROS has been Senior Vice President--Business Strategies and Solutions since January 1997. Mr. Andros served as Vice President--Management Consulting from 1995 to 1997. Prior to joining the Company, Mr. Andros was Chief Information Officer for Finance, Human Resources and Office Systems for IBM Corporation. Mr. Andros has more than 30 years experience in the human resources and financial systems areas.

    LOREN D. BURNETT has been Senior Vice President, Chief Financial Officer, Treasurer and a Director of the Company since February 1997. Prior to joining the Company, Mr. Burnett served as Chief Financial Officer of MAXM Systems Corporation from 1991 to 1997 and held various management positions with MCI Communications Corp., NTS Corp. and Coopers & Lybrand L.L.P. from 1979 to 1991. Mr. Burnett has over 14 years of experience as a senior financial executive for rapidly growing technology companies. Mr. Burnett has been a Certified Public Accountant since 1981.

    JUDY I. DUNNINGTON has been Senior Vice President--Corporate Systems since May 1997. Ms. Dunnington served as Vice President of the Southern Region from 1995 to 1997, as Regional Manager from 1994 to 1995, as Project Director from 1992 to 1994 and in various other positions with the Company since 1985. Prior to joining the Company, Ms. Dunnington was Manager of Employee Services for Crown Central Petroleum Corp. Ms. Dunnington has over 20 years of experience in the human resources information management field.

    BRADFORD S. EVERETT has served as Executive Vice President--North American Operations since August 1997 and as a Director since September 1997. Mr. Everett was Senior Vice President--Global Operations and Chief Operating Officer from 1996 to 1997 and Western Region/Asia Pacific Executive from 1995 to 1996. Prior to joining the Company, Mr. Everett served as a Vice President of professional services for Walker Interactive, a leading financial systems software manufacturer. Mr. Everett has more than 25 years experience in management information systems, systems integration, financial systems implementation, consulting and operations management.

    MARY T. WEAVER has been Senior Vice President--Education Services since 1996 and a Director and Secretary of the Company since 1991. Ms. Weaver was Senior Vice President for the Company's financial consulting practice from 1995 to 1996. Ms. Weaver served as Chief Financial Officer and Treasurer from 1991 to 1995 and was Controller/Treasurer from 1988 to 1991. Ms. Weaver has been a Certified Public Accountant since 1978.

    THOMAS W. WHARTENBY has been Senior Vice President--Alliances and Marketing since 1996 and a Director of the Company since 1991. Mr. Whartenby served as Senior Vice President and Chief Operating Officer from 1995 to 1996. Prior to joining the Company, Mr. Whartenby was Regional Operations Manager with McCormack & Dodge Corporation and Director of Client Services for American Management Services, Inc. Mr. Whartenby has over 20 years experience in management information systems, systems integration, consulting and operations management.

    RICHARD WHEELER has been Senior Vice President--International Operations since August 1997. Mr. Wheeler served as Vice President of European Operations from 1995 to 1997. Prior to joining the Company, Mr. Wheeler was a principal in the London office of Coopers & Lybrand L.L.P., where he headed the human resources technology group for the United Kingdom and Europe.

    The Company's Board of Directors is composed of seven members. Currently, there are two vacancies. Within 90 days following the consummation of this offering, the Company intends to fill those vacancies with individuals who will be neither officers nor employees of the Company or its affiliates.

    The Company's Board of Directors is divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years thereafter. Class I directors, whose term will expire at the first annual meeting after this offering, currently consist of Mr. Hunter; Class II directors, whose term will expire at the second annual meeting after this offering, currently consist of Messrs. Everett and Whartenby; Class III directors, whose term will expire at the third annual meeting after this offering, currently consist of Ms. Weaver and Mr. Burnett. Each of the two additional directors appointed after this offering will be appointed to different classes as determined by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    Within 90 days following the consummation of this offering, the Board of Directors will establish an Audit Committee and a Compensation Committee. Effective upon their election to the Board of Directors, the independent directors will serve as the members of the Audit Committee and the Compensation Committee. The Audit Committee's principal functions will include making recommendations to the Board of Directors regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations of the independent public accountants resulting from the audit of the Company's consolidated financial statements. The Compensation Committee's principal function will be to establish the compensation of the Chief Executive Officer and other senior officers of the Company and to establish and administer the Company's compensation programs, including the grant of awards under the Company's Employee Non-Qualified Stock Option Plan and the Omnibus Stock Plan. See "--Employee Benefit Plans." The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

    Prior to this offering, directors received no compensation for their service on the Board of Directors. Upon completion of this offering, directors who are not employees of the Company or its affiliates will receive an annual retainer in shares of Common Stock having a fair market value of $10,000 on the date of issuance. Directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as directors. In addition, each director is eligible to receive awards pursuant to the Company's Omnibus Stock Plan. Directors who are officers or employees of the Company will not receive any additional compensation for their services as directors. See "--Employee Benefit Plans--1997 Omnibus Stock Plan."

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the annual and long-term compensation earned in 1996 by the Chief Executive Officer and certain other executive officers of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                   ANNUAL COMPENSATION(1)  -------------------
                                                                                NUMBER OF
                                                   ----------------------      SECURITIES          ALL OTHER
           NAME AND PRINCIPAL POSITION               SALARY      BONUS     UNDERLYING OPTIONS   COMPENSATION(2)
-------------------------------------------------  ----------  ----------  -------------------  ----------------

Terry L. Hunter..................................  $  225,000  $  250,000          --              $    8,543
  President and Chief Executive Officer

David P. Andros..................................     150,000  $   30,000           6,578               1,572
  Senior Vice President--Business
  Strategies and Solutions

Loren D. Burnett (3).............................      --          --              --                  --
  Senior Vice President, Chief
  Financial Officer and Treasurer

Judy I. Dunnington...............................     164,238      80,000          --                  10,216
  Senior Vice President--Corporate
  Systems

Bradford S. Everett..............................     173,750      --              16,198               8,732
  Executive Vice President--North
  American Operations

Mary T. Weaver...................................     150,000      18,750           4,108              10,073
  Senior Vice President--Education
  Services and Secretary

Thomas W. Whartenby..............................     185,000      46,250          --                   8,495
  Senior Vice President--Alliances
  and Marketing

Richard Wheeler..................................     124,062      25,963           5,928              13,032
  Senior Vice President--International
  Operations

------------------------

(1) Perquisites and other personal benefits, securities or property constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each Named Executive Officer.

(2) Includes premiums for life and medical insurance of $3,793, $1,572, $0, $5,466, $3,982, $5,323, $3,745 and $1,872, and contributions by the Company to its defined contribution plans of $4,750, $0, $0, $4,750, $4,750, $4,750,
    $4,750 and $11,160 on behalf of Mr. Hunter, Mr. Andros, Mr. Burnett, Ms. Dunnington, Mr. Everett, Ms. Weaver, Mr. Whartenby and Mr. Wheeler, respectively.

(3) Mr. Burnett joined the Company in February 1997.

    The following table sets forth information regarding options granted to the Named Executive Officers during the year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS(1)                              VALUE AT ASSUMED
                                  -----------------------------------------------------------------------    ANNUAL RATES OF
                                   NUMBER OF      PERCENT OF                                                   STOCK PRICE
                                  SECURITIES     TOTAL OPTIONS                  FAIR MARKET                  APPRECIATION FOR
                                  UNDERLYING      GRANTED TO       EXERCISE      VALUE PER                    OPTION TERM(3)
                                    OPTIONS        EMPLOYEES       PRICE PER   SHARE ON DATE  EXPIRATION   --------------------
NAME                                GRANTED     IN FISCAL YEAR     SHARE(2)     OF GRANT(2)      DATE         0%         5%
--------------------------------  -----------  -----------------  -----------  -------------  -----------  ---------  ---------

Terry L. Hunter.................      --              --              --            --            --          --         --

David P. Andros.................       6,578               3%      $    1.52     $    4.04      12/31/06   $  16,554  $  33,260

Loren D. Burnett................      --              --              --            --            --          --         --

Judy I. Dunnington..............      --              --              --            --            --          --         --

Bradford S. Everett.............      16,198               7            1.52          4.04      12/31/06      40,763     81,902

Mary T. Weaver..................       4,108               2            1.52          4.04      12/31/06      10,338     20,771

Thomas W. Whartenby.............      --              --              --            --            --          --         --

Richard Wheeler.................       5,928               3            1.52          4.04      12/31/03      14,927     24,677


NAME                                 10%
--------------------------------  ---------
Terry L. Hunter.................     --
David P. Andros.................  $  58,892
Loren D. Burnett................     --
Judy I. Dunnington..............     --
Bradford S. Everett.............    145,018
Mary T. Weaver..................     36,778
Thomas W. Whartenby.............     --
Richard Wheeler.................     37,648

------------------------

(1) Options were granted pursuant to and in accordance with the Company's Employee Non-Qualified Stock Option Plan. See "--Employee Benefit Plans--1991 Employee Non-Qualified Stock Option Plan."

(2) The exercise price was less than the fair market value of the Common Stock as estimated by the Company on the date of grant.

(3) The assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the Securities and Exchange Commission. The potential realizable value does not represent the Company's prediction of its stock price performance. There can be no assurance that the stock price will actually appreciate over the option term at the assumed levels or at any other level.

    The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held on December 31, 1996, by the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                                                           OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                                          SHARES                                YEAR-END           AT FISCAL YEAR-END(1)
                                         ACQUIRED           VALUE       ------------------------  -----------------------
NAME                                    ON EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------  ---------------  ---------------  ------------------------  -----------------------
Terry L. Hunter.....................        --               --                    --/--                     --/--
David P. Andros.....................        --               --                15,470/35,620            $47,471/$123,848
Loren D. Burnett....................        --               --                    --/--                     --/--
Judy I. Dunnington..................        --               --                14,300/57,148             49,412/ 197,468
Bradford S. Everett.................        --               --                29,484/53,196             86,084/ 181,501
Mary T. Weaver......................        --               --               350,506/--              1,353,696/--
Thomas W. Whartenby.................        --               --               346,398/--              1,343,358/--
Richard Wheeler.....................        --               --                10,738/19,266             31,015/  64,474

------------------------

(1) Value equals the per share fair market value of $4.04 of the Common Stock on December 31, 1996, as estimated by the Company on the date of grant.

EMPLOYEE BENEFIT PLANS

    1991 EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN. The Company's 1991 Employee Non-Qualified Stock Option Plan (the "Employee Non-Qualified Stock Option Plan") was adopted as of July 1, 1991, to provide long-term performance incentives to employees of the Company. Under the Employee Non-Qualified Stock Option Plan, the Board of Directors or a committee of directors designated by the Board (the "Administrator") is authorized to grant to employees of the Company, or of any subsidiary, options to purchase shares of Common Stock of the Company. All options granted pursuant to the Employee Non-Qualified Stock Option Plan are non-qualified stock options, not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). There are an aggregate of 2,600,000 shares reserved for issuance upon exercise of options granted under the Employee Non-Qualified Stock Option Plan, subject to adjustment upon the occurrence of events that affect the capitalization of the Company.

    Under the Employee Non-Qualified Stock Option Plan, the Administrator has the authority to select the persons to whom options are granted and to determine the terms of each option, including (i) the number of shares of Common Stock subject to such option; (ii) when the option becomes exercisable; (iii) the option exercise price, which may be more or less than the fair market value of the Common Stock as of the date of the grant; and (iv) the duration of the option. Options granted under the Employee Non-Qualified Stock Option Plan expire as of the date specified by the Administrator, provided that the option may not be exercised more than ten years after the grant date and may terminate earlier as a result of termination of employment. The Company has the right, upon the exercise of an option granted under the Employee Non-Qualified Stock Option Plan, to purchase the option from the option holder for an amount, payable at least 20% in cash and the balance by delivery of a four-year note, equal to the value of the underlying shares reduced by the exercise price of the option. Exercise of options granted under the Employee Non-Qualified Stock Option Plan is conditioned upon the option holder becoming a party to the Company's stockholders' agreement. See "Certain Transactions."

    As of December 31, 1996, options to purchase an aggregate of 1,210,456 shares of Common Stock under the Employee Non-Qualified Stock Option Plan, at option prices ranging from $0.16 to $1.52 per share, were held by 21 employees
of the Company. Of this amount, options to purchase       shares will be
exercisable as of, or within 60 days of, the date of this Prospectus and options to purchase an additional
      and       shares of Common Stock will become exercisable on January 1,
1998 and January 1, 1999, respectively, assuming the December 31, 1996 option holders remain employees of the Company.

    In connection with the adoption of the 1997 Omnibus Stock Plan in September 1997, the Board of Directors determined that it would not make any future grants under the Employee Non-Qualified Stock Option Plan after consummation of this offering.

    1997 OMNIBUS STOCK PLAN. In September 1997, the Board of Directors of the Company adopted and the Company's sole stockholder approved the 1997 Omnibus Stock Plan (the "Omnibus Stock Plan"). The Company has reserved an aggregate of shares of Common Stock for issuance under the Omnibus Stock Plan. The number of shares reserved for issuance under the Omnibus Stock Plan may be adjusted upon the occurrence of events that affect the capitalization of the Company. The purpose of the Omnibus Stock Plan is to promote the long-term growth and profitability of the Company by providing individuals with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. The Omnibus Stock Plan provides for the grant of non-qualified stock options, incentive stock options within the meaning of Section 422 of the Code, stock appreciation rights, restricted and non-restricted stock awards, phantom stock awards and performance awards, each of which may be granted separately or in tandem with other awards. Participation in the Omnibus Stock Plan is open to all employees, officers and directors of the Company or any of its affiliated entities, however only employees of the Company or its subsidiaries may receive incentive stock option awards. No options or other grants have been granted under the Omnibus Stock Plan to date.

    The Omnibus Stock Plan is administered by the Administrator. The Administrator has the authority to: (i) determine the eligible persons to whom, and the time or times at which, awards shall be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided, however, that except in specified circumstances, any modification that would materially adversely affect any outstanding award shall not be made without the consent of the grantee); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, without limitation, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any subsidiary, or of changes in applicable laws, regulations or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Stock Plan.

    Options intended to qualify as incentive stock options under Section 422 of the Code must have an exercise price at least equal to fair market value on the date of grant, but non-qualified stock options may be granted with an exercise price less than fair market value. Incentive stock options may not be exercisable more than ten years from the date the option is granted. If any employee of the Company or any subsidiary owns or is deemed to own at the date of grant shares of stock representing in excess of 10% of the combined voting power of all classes of stock of the Company, the exercise price for the incentive stock options granted to such employee may not be less than 110% of the fair market value of the underlying shares on that date and the option may not be exercisable more than five years from the date the option is granted. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and shares or by any other means the Administrator approves. Awards of stock appreciation rights, stock and phantom stock awards and performance awards may be settled in cash, shares of Common Stock or a combination of both, in the discretion of the Administrator.

    The Board of Directors of the Company may terminate, amend or modify the Omnibus Stock Plan or any portion thereof at any time, except that all awards made prior to termination of the Omnibus Stock Plan will remain in effect until such awards have been satisfied or terminated in accordance with the terms of the Omnibus Stock Plan and such awards.

    1998 EMPLOYEE STOCK PURCHASE PLAN. In September 1997, the Board of Directors of the Company adopted the 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to become effective January 1, 1998. The
Employee Stock Purchase Plan authorizes the issuance of       shares of Common
Stock through payroll deductions to employees of the Company and its participating subsidiaries.

    Employees of the Company and participating subsidiaries, who are regularly scheduled to work 20 or more hours per week and at least five months in any calendar year, and who have been employed as such for at least three months and do not own, or have the right to acquire, 5% or more of the voting stock of Company, will be eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will be administered by the Administrator. The Administrator will be able to make rules and regulations and take any other appropriate actions to administer the Employee Stock Purchase Plan.

    Each offering under the Employee Stock Purchase Plan will be for a designated time period established by the Administrator not to exceed 27 months in length (the "Offering Period"). Eligible employees may elect to enroll in the Employee Stock Purchase Plan as of the first day of any Offering Period. Eligible employees will be re-enrolled automatically for each new Offering Period; provided, however, that employees will be able to cancel their enrollment at any time in accordance with the Employee Stock Purchase Plan rules. Participating employees may contribute from 1% to 10% (in whole percentages) of base salary through payroll deductions. Participating employees will be able to decrease or discontinue the contribution percentage once during any Offering Period by submitting a new payroll deduction authorization form, but will not be able to increase the contribution percentage during an Offering Period. On the last business day of each Offering Period (the "Exercise Date"), the employee's payroll deductions will be used to purchase shares of the Company's Common Stock for the employee. The price of the shares purchased will be determined in advance by the Administrator, but in no event will be lower than the lesser of (i) 85% of the stock's fair market value on the commencement date of the Offering Period or (ii) 85% of the stock's fair market value on the Exercise Date. The maximum aggregate value of purchases which an employee will be able to make in a single calendar year is $25,000, based on the fair market value of such Common Stock determined at the commencement date of the applicable Offering Periods in which the employee participated. Participation in the Employee Stock Purchase Plan terminates when a participating employee's employment with the Company or its subsidiaries ceases for any reason, the employee withdraws or the Employee Stock Purchase Plan is terminated or amended such that the employee is no longer eligible to participate.

    The Board of Directors may terminate, amend or modify the Employee Stock Purchase Plan or any portion thereof at any time.

    401(K) SAVINGS PLAN. The Company maintains The Hunter Group, Inc. 401(k) Plan, a defined contribution plan with a cash or deferred arrangement as described in Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, whereby contributions, and income earned thereon, are not taxable to employees until withdrawn. Generally all employees of the Company are eligible to participate in the 401(k) Plan as of the first month following employment. After an employee has completed 12 months of service, the employee is eligible to receive the Company's matching contribution. The 401(k) Plan provides that each participant may make elective pre-tax salary deferral contributions of up to 10% of his or her annual compensation, subject to statutory limits. The Company makes discretionary matching contributions to the 401(k) Plan which for the years ended December 31, 1994, 1995 and 1996 were equal to 50% of each employee's contribution. Participants are at all times fully vested in amounts credited to their accounts. The trustee of the 401(k) Plan invests each employee's account at the direction of the employee, who may choose among several investment alternatives, which do not include shares of the Company's Common Stock. The Company made aggregate contributions to the 401(k) Plan of $86,000, $158,000, $336,000 and $336,000 for the years ended December 31, 1994,
1995 and 1996 and for the six months ended June 30, 1997, respectively.

EMPLOYMENT AGREEMENTS

    The Company requires its management and key employees to sign employment agreements upon joining the Company. The Company has entered into employment agreements with each Named Executive Officer. The employment agreements provide for annual base salaries of $138,000, $168,000, $150,000, $60,000, $85,200 and
L80,040 for Mr. Andros, Mr. Burnett, Mr. Everett, Ms. Weaver, Mr. Whartenby and Mr. Wheeler, respectively. The annual base salaries of Mr. Hunter and Ms. Dunnington are not determined by their employment agreements. The employment agreements generally contain confidentiality provisions and covenants not to compete during the term of employment and for a period of time after termination of employment. Mr. Burnett's employment agreement grants stock options that will fully vest in the event of an initial public offering or change of control event and also provides that in the event of a merger or acquisition of the Company by another entity in which his position is eliminated or radically altered, the Company must pay up to nine months severance consideration in the form of salary continuation. Mr. Andros' and Mr. Everett's employment agreements provide that in the event of a merger or acquisition resulting in a change in ownership or capitalization structure and their positions are eliminated or radically altered their respective stock options will fully vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, the Company has had no separate compensation committee or other board committee performing equivalent functions. As a result, the functions of a compensation committee were performed by Mr. Hunter. None of the directors expected to serve on the Compensation Committee is or will be an officer or employee of the Company. During the year ended December 31, 1996, no executive officer of the Company served (i) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company,
(ii) as a director of another entity, one of whose executive officers served on the Board of Directors of the Company, or (iii) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

                              CERTAIN TRANSACTIONS

    The Company's Employee Non-Qualified Stock Option Plan provides that, upon exercise of any options, the exercising stockholders must become parties to the Company's Stockholders' Agreement. The Stockholders' Agreement sets forth certain transfer restrictions designed to ensure continuity in the ownership and management of the Company. In general, the Stockholders' Agreement provides that no stockholder may transfer his or her shares without the written consent of two-thirds of the issued and outstanding shares, subject to the Company's right of first refusal, certain stockholder registration rights, and specific notice, pricing and timing provisions. Pursuant to the Stockholders' Agreement, the Company has the first right and option to purchase any or all of the shares relating to a proposed transfer by a stockholder, on the same terms proposed to the transferee. If the Company does not fully exercise its option, the remaining shares may be transferred to the proposed transferee, who must then become a party to the Stockholders' Agreement. The Stockholders' Agreement also provides that if a Control Group (as defined in the Stockholders' Agreement) proposes to enter into a change of control transaction (as defined in the Stockholders' Agreement), whereby stockholder approval is required by law, the Control Group may require each other stockholder that is a party to the Stockholders' Agreement ( the "Minority Group") to vote in favor of such transaction. The Stockholders' Agreement further provides the Minority Group an option to be included proportionally in any sale or tender of shares of Common Stock in accordance with any change of control transaction, and the Company may also require each member of the Minority Group to participate in such transaction. The Stockholders' Agreement also contains certain restrictive covenants whereby the stockholder agrees not to (i) employ or solicit a Company employee or like affiliated person, (ii) render advisory or consulting services similar to those offered by the Company to any client or pursued client of the Company, and (iii) render services described in clause (ii) above to any competitor of the Company. If the Company proposes to register any of its securities under the Securities Act for sale to the public, the Stockholders' Agreement provides the stockholder certain registration rights. A stockholder may request that the Company include its shares in the registration statement subject to the discretion of the managing underwriter who may validly deny inclusion if the managing underwriter believes that such inclusion would adversely affect the marketing of the securities sold by the Company.

    Terry L. Hunter, the Company's President and Chief Executive Officer, borrowed an aggregate of $250,000 from the Company in 1994 in connection with the acquisition of his personal residence. This indebtedness is evidenced by two demand notes (the "Notes"). The Notes bear interest at 5.0% per annum. The principal amount outstanding under the notes totalled $250,000 as of December 31, 1995, December 31, 1996 and June 30, 1997.

                 PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

    The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale by the Company of the shares offered hereby with respect to
(i) each of the directors of the Company, (ii) each of the Named Executive Officers, (iii) each person known to the Company to own beneficially more than 5% of the Company's Common Stock and (iv) all officers and directors as a group. Unless otherwise indicated, each person named in the table has sole voting power and investment power, subject to community property laws where applicable.

                                                        SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                          OWNED PRIOR TO
                                                            OFFERING(1)           NUMBER      OWNED AFTER OFFERING(1)
                                                      -----------------------    OF SHARES    -----------------------
NAME OF BENEFICIAL OWNER(1)                             NUMBER      PERCENT    BEING OFFERED    NUMBER      PERCENT
----------------------------------------------------  ----------  -----------  -------------  ----------  -----------
Terry L. Hunter.....................................   7,800,000       100.0%     1,800,000    6,000,000        59.4%
David P. Andros(2)..................................      31,044       *            --            31,044       *
Loren D. Burnett (2)................................      64,792       *            --            64,792       *
Judy I. Dunnington (2)..............................      39,312       *            --            39,312       *
Bradford S. Everett (2).............................      52,754       *            --            52,754       *
Mary T. Weaver (2)..................................     350,506         4.3        --           350,506         3.3
Thomas W. Whartenby (2).............................     346,398         4.3        --           346,398         3.3
Richard Wheeler (2).................................      19,162       *            --            19,162       *
All officers and directors as a group
  (12 persons)......................................   8,839,142       100.0%     1,800,000    7,039,142        63.2%

------------------------

*   Less than 1% of the outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The address of each beneficial owner is c/o The Hunter Group, Inc., 100 East Pratt Street, Suite 1600, Baltimore, Maryland 21202.

(2) Represents shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Charter and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of the date of this Prospectus, there were 7,800,000 shares of Common Stock outstanding, all held of record by one person, and no shares of Preferred Stock outstanding.

COMMON STOCK

    Holders of the Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of shares of Common Stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of the Company upon liquidation. The stockholders have no preemptive rights to purchase any shares of the Company's capital stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Board of Directors may designate and the Company may issue in the future.

    At present there is no established trading market for the Common Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "HNTR."

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

CERTAIN PROVISIONS OF CHARTER AND BY-LAWS AFFECTING STOCKHOLDERS

    CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors is divided into three classes of directors, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. The term of the initial Class I directors will expire on the date of the 1998 annual meeting of stockholders (an "Annual Meeting"); the term of the initial Class II directors will expire on the date of the 1999 Annual Meeting; and the term of the initial Class III directors will expire on the date of the 2000 Annual Meeting. At each Annual Meeting, beginning in 1998, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term. See "Management--Executive Officers and Directors." At least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Company's Board of Directors.

    SPECIAL MEETINGS OF STOCKHOLDERS. The By-Laws provide that special meetings of the stockholders of the Company may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Company. The By-Laws also provide that a special meeting of the stockholders of the Company shall be called upon the written request of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting.

    ADVANCE NOTICE REQUIREMENTS OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The By-Laws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive officers of the Company not less than 60 days nor more than 90 days prior to any such meeting of stockholders; provided, however, that (i) in the event that the annual meeting is called for a date that is not less than 61 days before notice of such meeting is given, or (ii) in the case of the annual meeting of stockholders held during 1998 of the Company, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The By-Laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors. Under the Charter, directors may be removed for cause only upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote in the election of directors. Under the By-Laws, the number of directors is currently fixed at seven, which number may be changed only upon the vote of two-thirds of the directors then in office.

    The foregoing provisions of the Charter and all provisions of the By-Laws may be amended or repealed by the stockholders only upon the affirmative vote of at least 80% of the shares of capital stock entitled to vote thereon. The By-Laws also may be amended or repealed by the Board of Directors only upon the vote of at least two-thirds of the directors then in office. These provisions of the Charter and By-Laws could have the effect of discouraging takeover proposals and delaying or preventing a change in control of the Company not approved by the Board of Directors.

CERTAIN PROVISIONS OF MARYLAND LAW

    BUSINESS COMBINATIONS. Under Section 3-601 ET SEQ. of the Maryland General Corporation Law (the "Business Combination Statute"), certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation subject to the Business Combination Statute and any person who beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the preceding two years, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by all holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute does not apply, however, to business combinations that are (a) exempted in the corporation's charter prior to the time the corporation became subject to the Business Combination Statute or (b) approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. After a corporation becomes subject to the Business Combination Statute, in order to amend the corporation's charter to elect not to be subject to the foregoing requirements with respect to one or more Interested Stockholders, the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required. The Company's Charter contains a provision whereby the Company elects not to be subject to the foregoing requirements with regard to Terry L. Hunter.

    CONTROL SHARE ACQUISITIONS. Section 3-701 ET SEQ. of the Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    Unless the charter or by-laws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles or by-laws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or by-laws of the corporation. The Company's Charter exempts the applicability of the control share acquisitions made by Terry L. Hunter.

    The Business Combination Statute and the control share acquisition statute could have the effect of discouraging takeover proposals and delaying or preventing a change of control of the Company not approved by its Board of Directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of shares outstanding at September 30, 1997, there will be 10,100,000 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 4,100,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    The remaining 6,000,000 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately shares of Common Stock, which are not subject to the 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant
to Rule 144(k) under the Securities Act. Approximately       additional shares
of Common Stock, which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus (and assuming no exercise of any
outstanding options), approximately       additional shares of Common Stock will
be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

    The officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold
approximately       shares of Common Stock (including       shares of Common
Stock that may be acquired pursuant to the exercise of vested options held by them and exercisable within 60 days of September 30, 1997) on the date of this Prospectus, have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of NationsBanc Montgomery Securities, Inc.

    In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (10,100,000 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the securities immediately without compliance with the foregoing requirements under Rule 144.

    Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's Employee Non-Qualified Stock Option Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS AND STOCK AWARDS

    The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Omnibus Stock Plan and the Employee Stock Purchase Plan. Shares issued pursuant to awards under those plans granted or exercised after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

EFFECT OF SALES OF SHARES

    Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities, Inc., BancAmerica Robertson Stephens and J.P. Morgan Securities Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholder the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain terms and conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
NationsBanc Montgomery Securities, Inc. .........................................
BancAmerica Robertson Stephens...................................................
J.P. Morgan Securities Inc. .....................................................

                                                                                   ----------
    Total........................................................................   4,100,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company and the Selling Stockholder that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters
may allow to selected dealers a concession of not more than $         per share,
and the Underwriters may allow, and any such dealers may reallow, a concession
of not more than $         per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company and the Selling Stockholder have granted an option to the Underwriters, exercisable during the 30-day period after the date of this
Prospectus, to purchase up to a maximum of       additional shares of Common
Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    The Company, the Selling Stockholder, each director and officer of the Company and certain other of its stockholders, as well as certain other holders of options, warrants or other rights to purchase Common Stock, who immediately following this offering (assuming no exercise of the over-allotment option)
collectively will beneficially own approximately       shares of Common Stock
(and options for the purchase of       additional shares which will be
exercisable as of, or within 60 days of, September 30, 1997), have agreed not to directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any rights with respect to any shares of Common Stock, any options or warrants to purchase Common Stock, or any securities convertible or exchangeable for equity securities, owned directly by such holders or with respect to which they have the power of disposition for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities, Inc. NationsBanc Montgomery Securities, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed not to directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to purchase, pledge, transfer or otherwise dispose of any shares of Common Stock, options, warrants to Purchase Common Stock or any securities convertible or exchangeable for equity securities, other than the shares of Common Stock offered hereby or pursuant to its stock plans or upon the exercise of outstanding options or warrants, for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities, Inc. See "Shares Eligible for Future Sale."

    The Underwriting Agreement provides that the Company and the Selling Stockholder will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilization, syndicate covering transactions and imposition of penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. Stabilizing means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with this offering. Pursuant to a penalty bid, NationsBanc Montgomery Securities, Inc., on behalf of the Underwriters, would be able to reclaim a selling concession from an Underwriter if shares of Common Stock originally sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in the price of the Common Stock being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    The Representatives have advised the Company that the Underwriters will not comfirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price has been determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the present state of the Company's development, the prospects for future earnings of the Company, the prevailing market conditions at the time of this offering, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby and certain other matters will be passed upon for the Company and the Selling Stockholder by Piper & Marbury L.L.P., Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 and financial statement schedule included in this Prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

    The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing interim unaudited financial information for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................         F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
  (unaudited).........................................................................         F-3

Consolidated Statements of Operations for the years ended December 31, 1994, 1995,
  1996 and the six months ended June 30, 1996 (unaudited) and June 30, 1997
  (unaudited).........................................................................         F-4

Consolidated Statements of Stockholder's Equity for the years ended December 31, 1994,
  1995, 1996 and the six months ended June 30, 1997 (unaudited).......................         F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995,
  1996 and the six months ended June 30, 1996 (unaudited) and June 30, 1997
  (unaudited).........................................................................         F-6

Notes to Consolidated Financial Statements............................................         F-7

    Upon consummation of the stock transactions and upon assumption of a public offering price per share, discussed in Note 1 to the consolidated financial statements, we will be in position to issue the following report:

                                         COOPERS & LYBRAND L.L.P.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Board of Directors

The Hunter Group, Inc.

    We have audited the accompanying consolidated balance sheets of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Baltimore, Maryland
February 14, 1997, except for
   Notes 1 and 3, as to which
   the dates are September 26,
   1997 and September 30,
   1997,
   respectively

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1996     JUNE 30,1997
                                                                                ---------  ---------  -------------
                                                                                                       (UNAUDITED)
                                    ASSETS

Current assets:
  Cash........................................................................  $     125  $     331   $       531
  Accounts receivable, net....................................................      5,360     10,302        14,505
  Other assets................................................................        307        321           811
                                                                                ---------  ---------  -------------
      Total current assets....................................................      5,792     10,954        15,847
Property and equipment, net...................................................        501        911         1,159
Other assets, net.............................................................        307        212           279
                                                                                ---------  ---------  -------------
      Total assets............................................................  $   6,600  $  12,077   $    17,285
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

                     LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Revolving credit facility...................................................  $   1,050  $   1,565   $     3,881
  Current portion of notes payable and capital leases.........................         54        205           187
  Accounts payable and accrued expenses.......................................      3,175      5,883         9,043
  Income taxes payable........................................................     --         --               140
  Deferred revenue............................................................        494      1,002         2,214
  Deferred income taxes.......................................................        962      1,765         1,173
                                                                                ---------  ---------  -------------
      Total current liabilities...............................................      5,735     10,420        16,638
Notes payable and capital leases, less current portion........................        202        266           209
                                                                                ---------  ---------  -------------
      Total liabilities.......................................................      5,937     10,686        16,847
                                                                                ---------  ---------  -------------

Stockholder's equity:
  Preferred stock, no par value; 5,000,000 shares authorized; none issued or
    outstanding...............................................................     --         --           --
  Common stock, no par value; 50,000,000 shares authorized;
    7,800,000 shares issued and outstanding...................................          1          1             1
  Additional paid in capital..................................................     --            202           202
  Retained earnings...........................................................        911      1,354           547
  Cumulative foreign currency translation adjustment..........................          1         84           (62)
  Stockholder's notes receivable..............................................       (250)      (250)         (250)
                                                                                ---------  ---------  -------------
      Total stockholder's equity..............................................        663      1,391           438
                                                                                ---------  ---------  -------------
      Total liabilities and stockholder's equity..............................  $   6,600  $  12,077   $    17,285
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                             ----------------------------------------  --------------------------
                                                 1994          1995          1996          1996          1997
                                             ------------  ------------  ------------  ------------  ------------

                                                                                              (UNAUDITED)
Fee revenue................................  $     10,712  $     19,554  $     39,215  $     14,646  $     26,927
Project costs and expenses.................         3,929         9,499        21,180         9,224        15,169
                                             ------------  ------------  ------------  ------------  ------------
      Gross margin.........................         6,783        10,055        18,035         5,422        11,758
                                             ------------  ------------  ------------  ------------  ------------
Costs and expenses:
  Sales and marketing......................           726         2,163         2,917         1,214         1,868
  Professional development, recruiting and
    other..................................         1,307         2,524         3,867         2,166         4,380
  General and administrative...............         2,760         5,843         9,853         4,713         6,629
                                             ------------  ------------  ------------  ------------  ------------
      Total costs and expenses.............         4,793        10,530        16,637         8,093        12,877
                                             ------------  ------------  ------------  ------------  ------------
Operating income (loss)....................         1,990          (475)        1,398        (2,671)       (1,119)
                                             ------------  ------------  ------------  ------------  ------------
Other income (expense):
  Interest and other income................            52            89            18            11            57
  Interest expense.........................           (41)          (15)         (170)          (41)         (197)
                                             ------------  ------------  ------------  ------------  ------------
      Total other income (expense), net....            11            74          (152)          (30)         (140)
                                             ------------  ------------  ------------  ------------  ------------
      Income (loss) before income taxes....         2,001          (401)        1,246        (2,701)       (1,259)
Income tax provision (benefit).............           828            (2)          803          (958)         (452)
                                             ------------  ------------  ------------  ------------  ------------
      Net income (loss)....................  $      1,173  $       (399) $        443  $     (1,743) $       (807)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

Net income (loss) per share................  $       0.14  $      (0.05) $       0.05  $      (0.22) $      (0.10)
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

Weighted average common shares and
  equivalents outstanding..................         8,255         7,800         8,849         7,800         7,800
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  CUMULATIVE
                                                                                                    FOREIGN
                                                 COMMON STOCK         ADDITIONAL                   CURRENCY     STOCKHOLDER'S
                                            -----------------------     PAID-IN      RETAINED     TRANSLATION       NOTES
                                              SHARES      AMOUNT        CAPITAL      EARNINGS     ADJUSTMENT     RECEIVABLES
                                            ----------  -----------  -------------  -----------  -------------  -------------
                                                                         (DOLLARS IN THOUSANDS)

Balance at January 1, 1994................   7,800,000          $1        --         $     137        --             --
Loan to stockholder.......................      --          --            --            --            --          $    (250)
Net income................................      --          --            --             1,173        --             --
                                            ----------       -----         -----    -----------        -----          -----
Balance at December 31, 1994..............   7,800,000           1        --             1,310        --               (250)
Foreign currency translation adjustment...      --          --            --            --         $       1         --
Net loss..................................      --          --            --              (399)       --             --
                                            ----------       -----         -----    -----------        -----          -----
Balance at December 31, 1995..............   7,800,000           1        --               911             1           (250)
Compensation expense in connection with
  grant of stock options..................      --          --         $     202        --            --             --
Foreign currency translation adjustment...      --          --            --            --                83         --
Net income................................      --          --            --               443        --             --
                                            ----------       -----         -----    -----------        -----          -----
Balance at December 31, 1996..............   7,800,000           1           202         1,354            84           (250)
Foreign currency translation adjustment
  (unaudited).............................      --          --            --            --              (146)        --
Net loss (unaudited)......................      --          --            --              (807)       --             --
                                            ----------       -----         -----    -----------        -----          -----
Balance at June 30, 1997 (unaudited)......   7,800,000          $1     $     202     $     547     $     (62)     $    (250)
                                            ----------       -----         -----    -----------        -----          -----
                                            ----------       -----         -----    -----------        -----          -----


                                              TOTAL
                                            ---------

Balance at January 1, 1994................  $     138
Loan to stockholder.......................       (250)
Net income................................      1,173
                                            ---------
Balance at December 31, 1994..............      1,061
Foreign currency translation adjustment...          1
Net loss..................................       (399)
                                            ---------
Balance at December 31, 1995..............        663
Compensation expense in connection with
  grant of stock options..................        202
Foreign currency translation adjustment...         83
Net income................................        443
                                            ---------
Balance at December 31, 1996..............      1,391
Foreign currency translation adjustment
  (unaudited).............................       (146)
Net loss (unaudited)......................       (807)
                                            ---------
Balance at June 30, 1997 (unaudited)......  $     438
                                            ---------
                                            ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                         SIX MONTHS ENDED
                                                                         YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                      -------------------------------  --------------------
                                                                        1994       1995       1996       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------

                                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................................  $   1,173  $    (399) $     443  $  (1,743) $    (807)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization...................................        117         62        145         67        139
    Provision for doubtful accounts.................................         50         38        128         13        357
    Deferred income taxes...........................................        819         (2)       803       (958)      (592)
    Non-cash gain on debt forgiveness...............................         --         --        (48)       (48)        --
    Compensation expense in connection with stock options granted...         --         --        202        101         --
    Compensation expense in connection with repurchase of stock
      options.......................................................         --         --        113         --         --
    Loss on asset disposal..........................................         60         --         --         --         --

    Increase (decrease) in cash resulting from changes in assets and liabilities:
      Accounts receivable...........................................     (2,303)    (2,375)    (5,070)    (1,521)    (4,549)
      Other current assets..........................................       (422)       176        (11)        73       (613)
      Non current assets............................................         (3)      (282)        95        131         35
      Accounts payable and accrued expenses.........................        (11)     2,628      1,356      1,378      5,293
      Income taxes payable..........................................     --         --         --         --            140
      Deferred revenue..............................................        577       (233)       508        460      1,211
                                                                      ---------  ---------  ---------  ---------  ---------

Net cash provided (used) by operating activities....................         57       (387)    (1,336)    (2,047)       614
                                                                      ---------  ---------  ---------  ---------  ---------

Cash flows from investing activities:
  Capital expenditures..............................................        (55)      (194)      (385)      (113)      (331)
                                                                      ---------  ---------  ---------  ---------  ---------

Net cash used by investing activities...............................        (55)      (194)      (385)      (113)      (331)
                                                                      ---------  ---------  ---------  ---------  ---------

Cash flows from financing activities:
  Proceeds from revolving credit facility, net......................        525      1,050        515      1,752        916
  Cash overdrafts...................................................         --        225      1,400        306       (722)
  Payments on short-term financing..................................         (1)      (527)        --         11        (60)
  Payments on capital lease obligations.............................         --        (88)       (69)       (29)       (72)
  Payments on long-term financing...................................       (256)        --         --         --         --
  Loan distribution.................................................       (250)        --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------

Net cash provided by financing activities...........................         18        660      1,846      2,040         62
                                                                      ---------  ---------  ---------  ---------  ---------

Effect of exchange rate changes on cash.............................         --          1         81         (5)      (145)
                                                                      ---------  ---------  ---------  ---------  ---------

Net increase (decrease) in cash.....................................         20         80        206       (125)       200

Cash at beginning of period.........................................         25         45        125        125        331
                                                                      ---------  ---------  ---------  ---------  ---------

Cash at end of period...............................................  $      45  $     125  $     331  $      --  $     531
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

Cash paid during the year for:

  Interest..........................................................  $      41  $      15        218  $      89  $     197
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
  Income taxes......................................................  $      38  $       8  $       2  $       2  $       4
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

Non-cash investing activity:

  Property and equipment acquired through capital leases............         --  $     272  $     170  $      39  $      57
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF OPERATIONS

    The Hunter Group, Inc., a Maryland corporation, was founded in 1983. The Company provides management consulting, systems implementation and educational services to organizations seeking to deploy enterprise software applications, including enterprise resource planning software applications. Headquartered in Baltimore, Maryland, the Company has offices in major business centers in North America, Europe and Asia. In 1995, the Company established Hunter Consulting Associates Limited, a wholly-owned subsidiary organized under the laws of the United Kingdom. In 1996, the Company established THG Consulting Inc., The Hunter Group (Singapore) PTE Ltd., and Hunter Consulting Associates Pty. Limited, wholly-owned subsidiaries organized under the laws of Canada, Singapore and Australia, respectively. In 1997, the Company established The Hunter Group International, Inc., a wholly-owned subsidiary of the Company organized under the laws of Delaware. The Hunter Group, Inc. and its subsidiaries are collectively referred to herein as the "Company."

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of The Hunter Group, Inc., and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    The Company's revenue is composed of fees for professional services which excludes client reimbursable expenses. The majority of the Company's revenue is from contracts on a time and materials basis and is recognized as the services are performed. The remainder of the Company's contracts are on a fixed-price basis, and revenue from those contracts is recognized using the percentage of completion method based upon the number of labor hours incurred compared to the total estimated hours at estimated realizable rates. Under the percentage of completion method, the Company must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as a project progresses to reflect changes in projected completion costs or dates. Progress payments received in advance from clients are applied first to any amount of unbilled accounts receivable on the related contracts. Any excess of the payments received in advance over the related unbilled accounts receivable is recorded as a deferred revenue.

    STOCK SPLIT

    On September 26, 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock, no par value (the "Common Stock") in an initial public offering (the "IPO"). In addition, the Board of Directors authorized: (i) a 26-for-1 stock split on the Company's Common Stock; (ii) an increase in the authorized Common Stock to 50,000,000 shares; and (iii) 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), to be made effective prior to the effectiveness of the IPO. All references to Common Stock, options and per share data have been restated to give effect to the stock split.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    EARNINGS PER SHARE

    Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Common equivalent shares consist of common shares issuable upon the assumed exercise of outstanding stock options. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 83, the common equivalent shares issued by the Company during the twelve months preceding the anticipated effective date of the Registration Statement relating to the Company's IPO, using the treasury stock method and an assumed public offering price should be included in weighted average common shares and share equivalents outstanding in the calculation of net income (loss) per common share for all periods presented. However, the Company has not determined an estimated public offering price per share. Therefore, earnings per share as presented on the consolidated statement of operations has not been calculated in accordance with SAB No. 83. At such time as an assumed public offering price per share becomes estimable, the Company will present its earnings per share in accordance with the SAB.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 simplifies the existing earnings per share ("EPS") computations under Accounting Principles Board Opinion No. 15, "Earnings Per Share," revises disclosure requirements, and increases the comparability of EPS data on an international basis. In simplifying the EPS computations, the presentation of primary EPS is replaced with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS. In addition, FAS 128 requires dual presentation of basic diluted EPS. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company's pro forma basic EPS under FAS 128 would have been $0.06 and $(0.10) for the year ended December 31, 1996 and for the period ended June 30, 1997, respectively, and dilutive EPS under FAS 128 would not differ significantly from the reported pro forma net income per share.

    RISK, UNCERTAINTIES AND CONCENTRATIONS

    The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is minimized because of the diversification of the Company's operations, as well as its large client base and its geographical dispersion. The Company performs ongoing evaluations of its receivables and frequently obtains retainers at the onset of client engagements. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements.

    The Company relies on relationships with Peoplesoft, Inc. ("PeopleSoft"), a provider of software products. The majority of the Company's fee revenue has been derived from services employing PeopleSoft products. The Company is largely dependent on PeopleSoft's marketing efforts and continued success.

    The Company's top five clients in 1994, 1995, 1996 and the six months ended June 30, 1997 generated an aggregate of 54%, 37%, 29% and 32% of revenue, respectively. In 1994 and 1995, one client accounted for 27% and 12%, respectively, of revenue. For the six months ended June 30, 1997 another client accounted for 11% of revenue.

    Five clients accounted for 41%, 34% and 38% of total accounts receivable as of December 31, 1995 and 1996 and June 30, 1997, respectively.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Client engagements are generally terminable with little or no notice or penalty, and a client's unanticipated decision to terminate or postpone a project may result in higher than expected numbers of unassigned Company professionals. Furthermore, the Company is subject to potential claims by dissatisfied clients that the Company's services or actions did not achieve the results expected by those clients or adversely affected the clients' operations. The failure of the Company to complete a project to the client's satisfaction within the fixed price exposes the Company to potentially unrecoverable cost overruns. The Company also may establish a price before the design specifications are finalized, which could result in a fixed price that is too low and, therefore, adversely affects the Company's business, financial condition and results of operations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values and carrying amounts of the Company's financial instruments, primarily accounts receivable and payable and the revolving credit facility, are approximately equivalent. The financial instruments are classified as current and will be liquidated within the next operating cycle.

    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," which is effective for financial statements for fiscal years beginning as December 15, 1995. SFAS 123 provides alternative valuation methods for stock-based compensation, while still incorporating the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") as generally accepted accounting principles for stock-based compensation. The Company accounts for its stock-based compensation according to the original provisions of APB 25, and has included pro forma disclosures in these footnotes using the measurement provisions of SFAS 123.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates.

    VALUATION OF ACCOUNTS RECEIVABLE

    Accounts receivable are stated at face value. An allowance for doubtful accounts is provided using the specific identification method. As of December 31, 1995 and 1996 and June 30, 1997, the allowance for doubtful accounts was $10,000, $132,000 and $466,000, respectively.

    PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of computer related equipment, is stated at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred, while significant renewals and betterments are capitalized. Property and equipment is presented on the balance sheets net of accumulated depreciation and amortization of $286,000, $377,000 and $386,000 at December 31, 1995 and 1996, and June 30, 1997, respectively.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation is provided by using accelerated and straight-line methods over the estimated useful lives, approximately five years, of the depreciable assets.

    ACCRUED LIABILITIES

    Included in accrued liabilities as of December 31, 1996 is $615,000 relating to quarterly incentive plan bonuses payable to Company professional staff, and as of June 30, 1997 is $1,125,000 of accrued discretionary bonuses payable at year end to management and general and administrative staff.

    INCOME TAXES

    Income taxes are provided for the tax effect of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. The Company provides a valuation allowance against net deferred income tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred income tax assets may not be realized.

    FOREIGN CURRENCY TRANSLATION ADJUSTMENT

    The assets and liabilities of the Company's foreign subsidiaries whose functional currencies are other than the U.S. dollar are translated at current rates of exchange. Income and expense items are translated at the weighted average exchange rate for the year. The resulting foreign currency translation adjustments are recorded directly into the foreign currency translation component of stockholder's equity. Gains and losses from transactions denominated in foreign currencies are reflected in operations.

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The information presented as of June 30, 1997 and for the six months ended June 30, 1997 and 1996 has not been audited. In the opinion of management, the unaudited interim consolidated balance sheet and statements of operations, stockholder's equity and cash flows include all adjustments consisting solely of normal recurring adjustments necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of and for the periods indicated.

2. RELATED PARTY TRANSACTIONS:

    During 1994, an individual who is the sole stockholder and Chief Executive Officer of The Hunter Group, Inc. borrowed $250,000 under two demand notes. Accrued interest receivable on these notes as of December 31, 1995 and 1996 and June 30, 1997 was $14,000, $26,000 and $33,000, respectively. The notes accrue interest at 5%. The principal amount of this note receivable is included as a component of stockholder's equity.

    Included in accounts payable and accrued expenses on the consolidated balance sheets at December 31, 1996 and June 30, 1997 is the amount of $250,000, payable as bonus to the Company's sole stockholder.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

2. RELATED PARTY TRANSACTIONS: (CONTINUED)
    During 1996, accrued interest to the Company's sole stockholder of $48,000, in the aggregate, was forgiven.

3. REVOLVING CREDIT FACILITY:

    During 1995, the Company entered into a revolving credit facility (the "Facility") with a financial institution that is collateralized by all accounts receivable of the Company. The Facility was limited to the lesser of $3.0 million or 85% of aggregate accounts receivable, and bore interest at the lower of the bank's prime rate or 2.5 percentage points above the 30 day LIBOR rate. The weighted average interest rate for 1995 was 8.35%. As of December 31, 1995, the interest rate was 8.35%.

    During 1996, the Facility was converted to a demand note with an original expiration date of April 30, 1997, subsequently extended until June 30, 1997. The demand note was limited to the lesser of $3.6 million or a formula for eligible accounts receivable. The note bore interest at 3.50 percentage points above LIBOR. The weighted average interest rate for 1996 was 9.01%. As of December 31, 1996, the interest rate was 9.875%.

    As of December 31, 1996 and 1995, the unused portion of the note and line amounted to $2.04 million and $1.95 million, respectively. The Facility had an unused commitment fee of 0.375% during 1995. This fee was removed upon conversion to a demand note in 1996.

    Effective June 30, 1997, the Facility was amended and the availability under the Facility was increased to the lesser of $8.0 million or a formula for eligible accounts receivable. The Facility bears interest at the lower of the financial institution's prime interest rate or 250 basis points above 30-day LIBOR (a rate of 8.19% at June 30, 1997) plus an additional 0.75% fee per month based on the monthly maximum loan amount. The weighted average interest rate for the six months ended June 30, 1997 was 8.87%. Currently, the Facility has an unused commitment fee of 0.30% per month. The Facility is collateralized by the receivables, equipment and all other property of the Company.

    The terms of the Facility provided for compliance with certain covenants including tangible net worth and net income levels and a leverage ratio. Because of the operating loss reported by the Company for the year ended December 31, 1995 and other conditions in 1996, the Company was not in compliance with such covenants. On February 14, 1997, the financial institution granted waivers of these technical defaults. On September 30, 1997, the financial institution amended certain covenants of the Facility.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

4. LEASES:

    The Company is obligated under various operating and capital lease agreements, primarily for office space and equipment through 2003. As of December 31, 1996, future minimum lease payments under these non-cancelable operating and capital leases for the years ending December 31 are as follows:

                                                                       OPERATING     CAPITAL
                                                                      ------------  ----------
1997................................................................  $  2,112,000  $  163,000
1998................................................................     1,538,000     136,000
1999................................................................       933,000      87,000
2000................................................................       683,000      37,000
2001 and thereafter.................................................       333,000      --
                                                                      ------------  ----------
Total minimum payments..............................................  $  5,599,000     423,000
                                                                      ------------
                                                                      ------------
  Less: portion representing interest...............................                    65,000
                                                                                    ----------
Present value of capital lease obligations..........................                   358,000
  Less: current portion.............................................                   128,000
                                                                                    ----------
Capital lease obligations, non-current..............................                $  230,000
                                                                                    ----------
                                                                                    ----------

    Rental expense was $312,000, $448,000, $955,000 and $1,514,000 for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, respectively.

    The cost and accumulated amortization of assets, primarily for office equipment and software, under capital leases are as follows:

                                                                DECEMBER 31,
                                                           ----------------------   JUNE 30,
                                                              1995        1996        1997
                                                           ----------  ----------  ----------
Cost.....................................................    $272,000    $443,000    $500,000
Accumulated amortization.................................      15,000      72,000     122,000
                                                           ----------  ----------  ----------
                                                             $257,000    $371,000    $378,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

5. INCOME TAXES:

    The provision (benefit) for income taxes for the years ended December 31, 1994, 1995 and 1996 and the six month periods ended June 30, 1997 and 1996 consists of the following:

                                            DECEMBER 31,                     JUNE 30,
                                  ---------------------------------  ------------------------
                                     1994       1995        1996        1996         1997
                                  ----------  ---------  ----------  -----------  -----------
Current:
  Federal.......................  $    1,500     --          --          --           --
  State.........................       6,600     --          --          --           --
  Foreign.......................      --         --          --          --       $   140,000
                                  ----------  ---------  ----------  -----------  -----------
                                       8,100     --          --          --           140,000
                                  ----------  ---------  ----------  -----------  -----------
Deferred:
  Federal.......................     675,000  $  (1,500) $  633,000  $  (808,000)    (509,000)
  State.........................     144,400       (500)    170,000     (150,000)     (83,000)
  Foreign.......................      --         --          --          --           --
                                  ----------  ---------  ----------  -----------  -----------
                                     819,400     (2,000)    803,000     (958,000)    (592,000)
                                  ----------  ---------  ----------  -----------  -----------
        Total...................  $  827,500  $ $(2,000) $  803,000  $  (958,000) $  (452,000)
                                  ----------  ---------  ----------  -----------  -----------
                                  ----------  ---------  ----------  -----------  -----------

    For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, the components of income (loss) before income taxes totaled $2,001,000, $(105,000), $1,655,000, $(2,280,000), and $(1,352,000)
for U.S. operations and $0, $(296,000), $(409,000), $(421,000), and $93,000 for
international operations, respectively.

    The income tax provision (benefit) differs from the expected income tax provision (benefit) using the statutory federal income tax rate as follows:

                                                                                                    SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
Tax provision (benefit) at statutory rate......................       34.0%     (34.0)%       34.0%      (34.0)%      (34.0)%
State taxes, net of federal benefit............................         6.2    --            10.3       (4.9)       (6.5)
Foreign taxes..................................................     --            25.2       11.1        1.4       (1.1)
Other..........................................................         1.2        8.3        9.0        2.0        5.7
                                                                       ---  ---------        ---  ---------  ---------
                                                                       41.4%       (0.5)%       64.4%      (35.5)%      (35.9)%
                                                                       ---  ---------        ---  ---------  ---------
                                                                       ---  ---------        ---  ---------  ---------

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

5. INCOME TAXES: (CONTINUED)
    The components of the net deferred income tax liability at December 31, 1995 and 1996 and June 30, 1997 are as follows:

                                                                               DECEMBER 31,
                                                                       ----------------------------    JUNE 30,
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
Deferred income tax assets:
  Deferred compensation expense......................................  $    --        $      77,000  $      77,000
  Other..............................................................         52,000         80,000         48,000
  Net operating loss carryforwards...................................        339,000        268,000         94,000
  Valuation allowance................................................       (108,000)      (131,000)       (85,000)
                                                                       -------------  -------------  -------------
    Total deferred income tax assets.................................        283,000        294,000        134,000
                                                                       -------------  -------------  -------------
Deferred income tax liabilities:
  Accrual to cash adjustments........................................     (1,187,000)    (1,914,000)    (1,101,000)
  Depreciation.......................................................        (58,000)      (102,000)      (103,000)
  Other..............................................................       --              (43,000)      (103,000)
                                                                       -------------  -------------  -------------
    Total deferred income tax liabilities............................     (1,245,000)    (2,059,000)    (1,307,000)
                                                                       -------------  -------------  -------------
      Net deferred tax liabilities...................................  $    (962,000) $  (1,765,000) $  (1,173,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    As of June 30, 1997, the Company had net operating loss carryforwards of approximately $23,000 and $195,000 for U.S. and U.K. income tax reporting purposes, respectively, which expire at various dates beginning December 2010. As of June 30, 1997, the Company's other foreign subsidiaries have net operating loss carryforwards of approximately $200,000.

    During 1997, the Company reduced the valuation allowance from $131,000 to $85,000 reflecting the utilization of losses associated with U.K. net operating losses offset by an increase for other international net operating losses reflecting the uncertainty of realizing those assets.

    Since its inception, the Company has reported its financial results for income tax purposes using the cash method of accounting while maintaining its books for financial reporting purposes using the accrual method. Upon completion of the IPO, the Company will change its method of accounting for income tax reporting purposes from the cash method to the accrual method. As a result, substantially all of the deferred tax liability accumulated on the balance sheet will become due and payable over a four-year period.

6. RETIREMENT PLANS:

    The Hunter Group, Inc. initiated a 401(k) defined contribution plan (the "401(k) Plan") effective January 1, 1986, which is available to all eligible employees. A participant may elect to contribute up to 10% of compensation via salary deferrals. After an employee has completed 12 months of service, The Hunter Group, Inc. makes discretionary matching contributions to the 401(k) Plan which for the years ended December 31, 1994, 1995 and 1996 were equal to 50% of the employees' contribution. Total contributions amounted to $86,000, $158,000 and $336,000 and $336,000 for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, respectively.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

6. RETIREMENT PLANS: (CONTINUED)
    The Company's subsidiaries have also established defined contribution plans for their employees. Total contributions under these plans amounted to $0, $9,000, $66,000 and $65,000, for the years ended December 31, 1994, 1995 and
1996 and for the six months ended June 30, 1997, respectively.

7. STOCK OPTION AND PURCHASE PLANS:

    1991 EMPLOYEE NON-QUALIFIED STOCK OPTION PLAN

    In 1991, the Company adopted the 1991 Employee Non-Qualified Stock Option Plan (the "Employee Non-Qualified Stock Option Plan") to provide long-term performance incentives to Company employees. All options granted are non-qualified options. The Board of Directors determines the option price, which may be different than the fair market value of the Common Stock at the date of option grant. The Company has reserved 2,600,000 shares for issuance under the Employee Non-Qualified Stock Option Plan. Options vest and expire as determined at the grant date by the Board of Directors, provided that no options may be exercised later than ten years after the grant of the option. Option prices range from $0.16 to $8.42 per share. As of June 30, 1997, 1,040,234 shares were available for issuance under the Employee Non-Qualified Stock Option Plan.

    1997 OMNIBUS STOCK PLAN

    In September 1997, the Company established the 1997 Omnibus Stock Plan (the "Omnibus Stock Plan"). The Omnibus Stock Plan provides for the grant of non-qualified stock options, incentive stock options as defined under the Internal Revenue Code, stock appreciation rights, restricted and non-restricted stock awards, phantom stock awards and performance awards, each of which may be granted separately or in tandem with other awards. The Omnibus Stock Plan is open to all employees, officers and directors of the Company or any of its affiliated entities; however, only employees of the Company or its subsidiaries may receive incentive stock option awards. The Omnibus Stock Plan is administered by the Board of Directors or a committee of directors designated by the Board of Directors (the "Administrator"), who has the authority to determine all characteristics of any awards or grants. Stock options intended to qualify as incentive stock options as defined under the Internal Revenue Code must have an exercise price at least equal to fair market value on the date of grant, but non-qualified stock options may be granted with an exercise price less than fair market value. Incentive stock options may not be exercisable more than ten years from the date the option is granted. Awards of stock appreciation rights, stock and phantom stock awards, and performance awards may be settled in cash, shares of Common Stock, or a combination of both, at the discretion of the
Administrator. The Company has reserved an aggregate of       shares of Common
Stock for issuance under the Omnibus Stock Plan; however, no options or others grants have been granted under the Omnibus Stock Plan to date.

    1998 EMPLOYEE STOCK PURCHASE PLAN

    In September 1997, the Company established the 1998 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to be effective January 1, 1998. The Employee Stock Purchase Plan allows eligible employees the right to purchase Common Stock during designated time periods established by the Board of Directors not to exceed 27 months in length (the "Offering Period"). During the Offering Period, participating employees may contribute, through payroll deductions, 1% to 10% of their base salary. On the last day of the Offering Period (the "Exercise Date"), the employee's payroll deductions will be used to purchase shares of the Company's Common Stock for the employee. The price of the shares

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

7. STOCK OPTION AND PURCHASE PLANS: (CONTINUED)
purchased will be determined in advance by the Board of Directors, but in no event will be lower than the lesser of (i) 85% of the stock's fair market value on the commencement date of the Offering Period or (ii) 85% of the stock's fair
market value on the Exercise Date. The Company has reserved       shares of
Common Stock for issuance under the plan and there have been no issuances to date.

    The Company accounts for fair value of its grants under the Employee Non-Qualified Stock Option Plan in accordance with APB 25. Accordingly, compensation expense of $202,000 was recognized in 1996, attributable to options granted with exercise prices below the estimated fair market value of the underlying shares of common stock. Had compensation expense been determined based on the fair value at the grant dates for awards under the Employee Non-Qualified Stock Option Plan consistent with the method of SFAS 123, the Company's net income would have been as indicated in the pro forma table below:

                                                              DECEMBER 31,
                                                         -----------------------   JUNE 30,
                                                            1995         1996        1997
                                                         -----------  ----------  -----------
Net income (loss):
  As reported..........................................  $  (399,000) $  443,000  $  (807,000)
  Pro forma............................................     (413,000)    427,000     (844,000)
Net income (loss) per share:
  As reported..........................................        (0.05)       0.05        (0.10)
  Pro forma............................................        (0.05)       0.05        (0.11)

    The fair value of each option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the periods ended December 31, 1995 and 1996 and the six month period ended June 30, 1997: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 5.82% and 6.61% and expected terms of 4 years.

    A summary of the status of the Employee Non-Qualified Stock Option Plan as of December 31, 1995 and 1996 and June 30, 1997, is presented below:

                                         YEAR ENDED DECEMBER 31,
                  ----------------------------------------------------------------------
                                                                                                      SIX MONTHS ENDED
                                 1995                                1996                              JUNE 30, 1997
                  -----------------------------------  ---------------------------------  ----------------------------------------
                               WEIGHTED                            WEIGHTED                                WEIGHTED
                                AVERAGE     EXERCISE                AVERAGE    EXERCISE                     AVERAGE
                    NO. OF     EXERCISE      PRICE      NO. OF     EXERCISE      PRICE         NO.         EXERCISE     EXERCISE
                   OPTIONS       PRICE       RANGE      OPTIONS      PRICE       RANGE      OF OPTIONS       PRICE     PRICE RANGE
                  ----------  -----------  ----------  ---------  -----------  ---------  --------------  -----------  -----------
Outstanding
  beginning of
  period........     784,524   $    0.18   $0.16-0.30  1,143,896   $    0.31   $0.16-0.69    1,210,456     $    0.46   $ 0.16-1.52
Exercised.......      --          --           --        (24,700)       0.54     0.54           --            --           --
Canceled........      --          --           --       (141,362)       0.62   0.54-1.05        --            --           --
Granted.........     359,372        0.59    0.54-0.69    232,622        1.08   0.76-1.52       324,610          8.42          8.42
                  ----------                           ---------               ---------  --------------
Outstanding end
  of period.....   1,143,896        0.31    0.16-0.69  1,210,456        0.46   0.16-1.52     1,535,066          2.11     0.16-8.42
                  ----------  -----------  ----------  ---------       -----   ---------  --------------  -----------  -----------
                  ----------  -----------  ----------  ---------       -----   ---------  --------------  -----------  -----------
Options
  exercisable at
  end of
  period........     784,524   $    0.18   $0.16-0.30    926,536   $    0.33   $0.16-1.52      998,140     $    0.35   $ 0.16-1.52
                  ----------  -----------  ----------  ---------       -----   ---------  --------------  -----------  -----------
                  ----------  -----------  ----------  ---------       -----   ---------  --------------  -----------  -----------
Weighted-average
  fair value of
  options
  granted during
  the period....               $    0.79                           $    1.42                               $    8.42
                              -----------                              -----                              -----------
                              -----------                              -----                              -----------

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

7. STOCK OPTION AND PURCHASE PLANS: (CONTINUED)
    As of June 30, 1997, the weighted average remaining contractual life of the outstanding options was 6.2 years. In 1996, the weighted fair value of options granted during the period with an exercise price less than the estimated fair market value of the underlying Common Stock was $4.04.

    As of June 30, 1997, information regarding the range of exercise prices for outstanding options is as follows:

                             TOTAL                                    EXERCISABLE
---------------------------------------------------------------  ----------------------
                                                                             WEIGHTED
                                               WEIGHTED AVERAGE               AVERAGE
EXERCISE PRICE    NO. OF    WEIGHTED AVERAGE      REMAINING       NO. OF     EXERCISE
    RANGE        OPTIONS     EXERCISE PRICE    CONTRACTUAL LIFE   OPTIONS      PRICE
--------------  ----------  -----------------  ----------------  ---------  -----------

 $0.16-$0.30       784,524      $    0.18           4.3 years      784,524   $    0.18
  0.56-0.69        235,898           0.61                 8.1      111,020        0.61
  0.76-1.05        109,278           0.82                 8.7       21,840        0.82
     1.52           80,756           1.52                 9.6       80,756        1.52
     8.42          324,610           8.42                 9.7       --          --
                ----------                                       ---------
                 1,535,066                                         998,140
                ----------                                       ---------
                ----------                                       ---------

    Upon consummation of the IPO, options to purchase 77,792 shares of the Company's Common Stock will become immediately exercisable at an exercise price of $8.42 per share.

    As of December 31, 1995 and 1996 and June 30, 1997, the pro forma tax effects under SFAS 109 would not be material to the consolidated financial statements.

    A former officer of the Company exercised options to purchase 24,700 shares of Common Stock in October 1996. Upon ceasing employment, the Company promised to pay this individual $113,000 instead of issuing shares. This promise was evidenced in January 1997 by a $113,000 non-interest bearing note, which is payable in five installments, $40,000 in January 1997, followed by four semi-annual equal installments of $18,250 that began in May 1997. The amount of the note was based on the Company's estimate of fair market value of the underlying stock at the time of his exercise. The Company has recorded a noncash charge to its consolidated statement of operations to reflect this transaction.

8. OPERATING INFORMATION:

    The Company's operations are conducted in one business segment which includes the following practice areas: Business Strategies and Solutions, Implementation Services and Education Services. Implementation Services accounted for $9,840,000, $17,822,000, $32,517,000, $12,228,000 and $24,104,000
of revenue for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997, respectively.

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

9. GEOGRAPHIC OPERATIONS:

    Fee revenue and operating income (loss) for the years ended December 31, 1994, 1995, 1996 and for the six months ended June 30, 1996 and 1997 and assets as of December 31, 1995, 1996 and June 30, 1997 by geographic area of all consolidated subsidiaries were as follows:

                                                                      DECEMBER 31,                  JUNE 30,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Fee revenue
  North America............................................  $  10,712  $  19,416  $  35,794  $  13,737  $  23,241
  Europe...................................................     --            138      2,741        734      3,518
  Other....................................................     --         --            680        175        168
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $  10,712  $  19,554  $  39,215  $  14,646  $  26,927
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Operating income (loss)
  North America............................................  $    1990  $    (180) $   1,462  $  (2,369) $  (1,178)
  Europe...................................................     --           (295)      (257)      (310)       341
  Other....................................................     --         --            193          8       (282)
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $   1,990  $    (475) $   1,398  $  (2,671) $  (1,119)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Assets:
  North America............................................             $   6,264  $  10,401             $  14,330
  Europe...................................................                   336      1,609                 2,699
  Other....................................................                --             67                   256
                                                                        ---------  ---------             ---------
    Total..................................................             $   6,600  $  12,077             $  17,285
                                                                        ---------  ---------             ---------
                                                                        ---------  ---------             ---------

10. NEW ACCOUNTING PRONOUNCEMENTS:

    In 1997, the Financial Accounting Standards Board issued the following Statements of Financial Standard ("FAS"):

    NO. 129--"DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURES"

    This statement becomes effective for fiscal years ending after December 15, 1997, and continues the previous requirements to disclose certain information about an entity's capital structure found in previously issued Opinions and Standards. The Company currently follows the provisions for this statement.

    NO. 130--"REPORTING COMPREHENSIVE INCOME"

    This statement becomes effective for fiscal years ending December 15, 1997, and requires that changes in the amounts of comprehensive income items be shown in a primary financial statement. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.

    NO. 131--"DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
INFORMATION"

    This statement becomes effective for fiscal years ending after December 15, 1997, and changes the way public companies report information about segments of their business in their financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. The Company intends to adopt the disclosures required by this statement for the year ending December 31, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS

                             ----------------------

                                                    PAGE
                                                  ---------
PROSPECTUS SUMMARY..............................      4
RISK FACTORS....................................      8
USE OF PROCEEDS.................................     15
DIVIDEND POLICY.................................     15
CAPITALIZATION..................................     16
DILUTION........................................     17
SELECTED CONSOLIDATED FINANCIAL DATA............     18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................     19
BUSINESS........................................     28
MANAGEMENT......................................     39
CERTAIN TRANSACTIONS............................     46
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER..     47
DESCRIPTION OF CAPITAL STOCK....................     48
SHARES ELIGIBLE FOR FUTURE SALE.................     50
UNDERWRITING....................................     52
LEGAL MATTERS...................................     53
EXPERTS.........................................     53
ADDITIONAL INFORMATION..........................     54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......     F-1

                            ------------------------

    UNTIL                 , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,100,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                              -------------------

                    NATIONSBANC MONTGOMERY SECURITIES, INC.
                         BANCAMERICA ROBERTSON STEPHENS
                               J.P. MORGAN & CO.

                                               , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and the Nasdaq National Market.

Securities and Exchange Commission Filing Fee......................  $  17,145
NASD Filing Fee....................................................      6,158
Nasdaq Listing Fee.................................................     42,750
Printing Fees and Expenses.........................................          *
Legal Fees and Expenses............................................          *
Directors' and Officers' Insurance Premium.........................          *
Accounting Fees and Expenses.......................................          *
Blue Sky Fees and Expenses.........................................          *
Miscellaneous......................................................          *
                                                                     ---------
    TOTAL..........................................................  $
                                                                     ---------
                                                                     ---------

------------------------

*   To be completed in an amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and By-Laws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

    The Charter and By-Laws provides that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Charter provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Charter or By-Laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

    The form of underwriting agreement, filed as Exhibit 1.01 hereto, contains provisions by which the Underwriters agree to indemnify the Registrant and each officer, director and controlling person of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, the Company has issued shares of Common Stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder.

    From January 1, 1994 to the present, the Company has granted options to
purchase a total of       shares of Common Stock at exercise prices ranging from
$         per share to $         per share. No underwriters were involved in
connection with the sales of these securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) Exhibits:

 EXHIBIT NO.                                               DESCRIPTION
-------------  ----------------------------------------------------------------------------------------------------

       1.01    Form of Underwriting Agreement.*
       3.01    Form of Amended and Restated Charter.
       3.02    Form of Amended and Restated By-Laws.
       4.01    Specimen Common Stock Certificate.
       5.01    Opinion of Piper & Marbury L.L.P.*
      10.01    1991 Employee Non-Qualified Stock Option Plan.
      10.02    1998 Employee Stock Purchase Plan.*
      10.03    1997 Omnibus Stock Plan.
      10.04(a) Amended and Restated Loan and Security Agreement.
      10.04(b) Amendment No. 1 to Amended and Restated Loan and Security Agreement.
      10.05(a) Implementation Partners Agreement between Registrant and PeopleSoft, Inc. dated October 1, 1993.**
      10.05(b) First Amendment to Implementation Partner Agreement dated October 1, 1994.**
      10.05(c) Amendment to Implementation Partners Agreement dated October 1, 1994.
      10.05(d) Third Amendment to Implementation Partners Agreement dated August 31, 1995.**
      10.05(e) Fourth Amendment to Implementation Partners Agreement dated October 13, 1995.
      10.05(f) Fifth Amendment to Implementation Partners Agreement dated May 8, 1996.**
      10.05(g) Sixth Amendment to Implementation Partners Agreement dated May 8, 1996.**
      10.05(h) Seventh Amendment to Implementation Partners Agreement dated October 11, 1996.**
      10.05(i) Eighth Amendment to Implementation Partners Agreement dated January 8, 1997.**
      10.05(j) Ninth Amendment to Implementation Partners Agreement dated February 26, 1997.**
      10.05(k) Tenth Amendment to Implementation Partners Agreement dated June 20, 1997.**
      10.05(l) Amendment to License Agreement as part of Implementation Partners Agreement dated November 10,
               1995.**
      10.05(m) Extension to Implementation Partners Agreement dated October 1, 1995.
      10.05(n) Extension to Implementation Partners Agreement dated October 1, 1996.
      10.05(o) Extension to Implementation Partners Agreement dated September 4, 1997.
      10.05(p) Non-Exclusive Enterprise Consulting Partner Agreement between Registrant and Lawson Software dated
               April 10, 1997.**
      10.05(q) Consulting Service Provider Agreement between Registrant and J. D. Edwards World Solutions Company dated July 24, 1997.**
      10.05(r) Consulting Firm Software License Agreement between Registrant and J. D. Edwards World Solutions dated July 24, 1997.**

 EXHIBIT NO.                                               DESCRIPTION
-------------  ----------------------------------------------------------------------------------------------------
      10.06    Putnam Flexible 401(k) and Profit Sharing Plan.
      10.07(a) Terry L. Hunter Employment Agreement.
      10.07(b) David P. Andros Employment Agreement.
      10.07(c) Loren D. Burnett Employment Agreement.
      10.07(d) Judy I. Dunnington Employment Agreement.
      10.07(e) Bradford S. Everett Employment Agreement.
      10.07(f) Mary T. Weaver Employment Agreement.
      10.07(g) Thomas W. Whartenby Employment Agreement.
      10.07(h) Richard Wheeler Employment Agreement.
      10.08    Form of Stockholders' Agreement.
      10.09    Form of Indemnification Agreement.
      11.01    Statement Regarding Computation of Per Share Earnings.
      21.01    Subsidiaries of the Registrant.
      21.02(a) Real Property Lease between The Hunter Group, Inc. and 100 East Pratt Street Limited Partnership
               dated January 18, 1995.
      21.02(b) First Amendment to Real Property Lease (16th) floor, dated September 8, 1995.
      21.02(c) Second Amendment to Real Property Lease (25th) floor, dated April 1, 1997.
      21.02(d) Third Amendment to Real Property Lease (16th) floor, dated August 15, 1997.
      23.01    Consent of Coopers and Lybrand L.L.P.
      23.02    Consent of Piper & Marbury L.L.P. (included in Exhibit 5.01).*
      24.01    Power of Attorney (included on signature pages hereto).
      27.01    Financial Data Schedule.

------------------------

*   To be filed by amendment.

** Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedule:

 SCHEDULE
  NUMBER                  DESCRIPTION                  PAGE NO.
----------  ---------------------------------------  -------------
   VII         Valuation and Qualifying Accounts          S-3

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on this 2nd day of October, 1997.

                                THE HUNTER GROUP, INC.

                                By:             /s/ TERRY L. HUNTER
                                     -----------------------------------------
                                                  Terry L. Hunter
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry L. Hunter and Loren D. Burnett (with full power to each of them to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ TERRY L. HUNTER
------------------------------  President, Chief Executive    October 2, 1997
       Terry L. Hunter            Officer and Director

     /s/ LOREN D. BURNETT       Senior Vice President,
------------------------------    Chief Financial Officer,    October 2, 1997
       Loren D. Burnett           Treasurer and Director

   /s/ BRADFORD S. EVERETT      Senior Vice President--
------------------------------    North American              October 2, 1997
     Bradford S. Everett          Operations and Director

      /s/ MARY T. WEAVER        Senior Vice President--
------------------------------    Education Services,         October 2, 1997
        Mary T. Weaver            Secretary and Director

   /s/ THOMAS W. WHARTENBY      Senior Vice President--
------------------------------    Alliances and Marketing     October 2, 1997
     Thomas W. Whartenby          and Director

    Upon consummation of the stock transactions and upon assumption of a public offering price per share, discussed in Note 1 to the consolidated financial statements, we will be in position to issue the following report:

                                         COOPERS & LYBRAND L.L.P.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Board of Directors

The Hunter Group, Inc.

    We have audited the accompanying consolidated balance sheets of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Baltimore, Maryland

February 14, 1997, except for
   Notes 1 and 3, as to which
   the dates are September 26,
   1997 and September 30,
   1997, respectively

    Upon consummation of the stock transactions and upon assumption of a public offering price per share, discussed in Note 1 to the consolidated financial statements, we will be in position to issue the following report:

                                         COOPERS & LYBRAND L.L.P.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Board of Directors
The Hunter Group, Inc.

    In connection with our audits of the consolidated financial statements of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Baltimore, Maryland
February 14, 1997, except for
   Notes 1 and 3, as to which
   the dates are September 26,
   1997 and September 29,
   1997, respectively

                    THE HUNTER GROUP, INC. AND SUBSIDIARIES

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                                ADDITIONS
                                                                                 CHARGED
                                                                   BALANCE         TO
                                                                     AT           COSTS
                                                                  BEGINNING        AND                      BALANCE AT END
DESCRIPTION                                                        OF YEAR      EXPENSES     DEDUCTIONS         OF YEAR
--------------------------------------------------------------  -------------  -----------  -------------  -----------------
Allowance for Doubtful Accounts Receivable:
Year ended December 31, 1996..................................    $      10     $     128     $       6        $     132
                                                                        ---         -----           ---            -----
                                                                        ---         -----           ---            -----
Year ended December 31, 1995..................................    $      41     $      38     $      69        $      10
                                                                        ---         -----           ---            -----
                                                                        ---         -----           ---            -----
Year ended December 31, 1994..................................    $      26     $      50     $      35        $      41
                                                                        ---         -----           ---            -----
                                                                        ---         -----           ---            -----